UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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NII Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ANNUAL MEETING OF STOCKHOLDERS

April 27, 2016

DEAR FELLOW STOCKHOLDERS:

You are invited to attend the 2016 Annual Meeting of Stockholders of NII Holdings, Inc., which is to be held on May 25, 2016 at 10:00 a.m. Eastern Time at NII’s U.S. headquarters located at 1875 Explorer Street, Suite 800, Reston, Virginia 20190. At the Annual Meeting, you will be asked to elect one director to serve a one-year term, cast an advisory vote on executive compensation, cast an advisory vote on the frequency of executive compensation advisory votes and ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2016.

Whether or not you plan to attend, it is important that your shares be represented and voted at the Annual Meeting. You can vote by signing, dating and returning the enclosed proxy card. Also, eligible stockholders may vote by telephone or over the Internet. Instructions for using these convenient services are set forth in the instructions for voting that are attached to the enclosed proxy card or voting instruction form. Beneficial owners of shares of our common stock held in street name should follow the enclosed instructions for voting their shares. I hope you will be able to attend the Annual Meeting, but even if you cannot, please vote your shares as promptly as possible.

The proxy statement and the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2015 are available at www.proxyvote.com.

Thank you for your ongoing support of NII Holdings, Inc.

Sincerely,

Kevin L. Beebe
Chairman of the Board of Directors

NII Holdings, Inc.
1875 Explorer Street, Suite 800
Reston, VA 20190
www.nii.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 25, 2016 at 10:00 a.m. Eastern Time
NII’s U.S. Headquarters located at 1875 Explorer Street, Suite 800, Reston, VA 20190

We will hold the Annual Meeting of Stockholders of NII Holdings, Inc. (“NII”) on May 25, 2016 at 10:00 a.m. Eastern Time at NII’s U.S. headquarters, located at 1875 Explorer Street, Suite 800, Reston, Virginia 20190 (703-390-5100).

At our Annual Meeting, our stockholders will be asked to:

1.	Elect one director, Steven M. Shindler, for a one-year term ending 2017;

2.	Provide an advisory vote to approve the compensation of our named executive officers;

3.	Provide an advisory vote on the frequency of future executive compensation advisory votes;

4.	Ratify the appointment of KPMG LLP as NII’s independent registered public accounting firm for fiscal year 2016; and

5.	Transact any other business that properly comes before the Annual Meeting and any adjournments thereof.

The Board of Directors of NII recommends that you vote FOR the nominee for director; FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers; FOR the approval, on an advisory basis, of an annual advisory vote on executive compensation; and FOR the ratification of the appointment of KPMG LLP as NII’s independent registered public accounting firm.

Only stockholders of record as of April 1, 2016 can vote at the Annual Meeting.

April 27, 2016

By Order of the Board of Directors,

Kevin L. Beebe
Chairman of the Board of Directors

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS’ MEETING TO BE HELD ON MAY 25, 2016.

The proxy statement and the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2015 are available at www.proxyvote.com.

4-7	GENERAL INFORMATION
8-12	CORPORATE GOVERNANCE
13-19	BOARD OF DIRECTORS
20	DIRECTOR COMPENSATION
21-22	SECURITIES OWNERSHIP
23-49	EXECUTIVE COMPENSATION
50	AUDIT INFORMATION
51	AUDIT COMMITTEE REPORT
52	PROPOSAL I ELECTION OF DIRECTOR
53	PROPOSAL II ADVISORY VOTE ON EXECUTIVE COMPENSATION
54	PROPOSAL III ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION
55	PROPOSAL IV RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
56	STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING
57	IMPORTANT INFORMATION

GENERAL INFORMATION

Time and Place of Annual Meeting	The Annual Meeting will be held on May 25, 2016 at 10:00 a.m. Eastern Time at our U.S. headquarters located at 1875 Explorer Street, Suite 800, Reston 20190, Virginia, USA.
Enclosed Materials

Enclosed are the following materials:

●the proxy statement for the Annual Meeting;
●the Company’s annual report on Form 10-K for the year ended December 31, 2015, as filed with the Securities and Exchange Commission on March 3, 2016; and
●the proxy card or vote instruction form for the Annual Meeting.

We are providing these proxy materials in connection with the Board’s solicitation of proxies to be voted at the Annual Meeting. We commenced mailing this proxy statement and the enclosed form of proxy to our stockholders entitled to vote at the meeting on or about April 27, 2016.

Management Proposals

At the Annual Meeting, stockholders will be asked to:

●elect Steven M. Shindler to the Board to serve for a one-year term ending 2017 (Item 1 on the proxy card);
●provide an advisory vote on the compensation of the Company’s named executive officers (Item 2 on the proxy card);
●provide an advisory vote on the frequency of executive compensation advisory votes (Item 3 on the proxy card);
●ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year 2016 (Item 4 of the proxy card); and
●take action on any other business that properly comes before the meeting and any adjournment or postponement of the meeting.

Stockholders Entitled to Vote

The holders of common stock at the close of business on April 1, 2016, or the Record Date, are entitled to receive notice of, to attend and to vote one vote per share on each matter at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

As of the Record Date, there were 100,899,961 shares of common stock outstanding. A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination at the time and place of the Annual Meeting.

How to Vote	Stockholder of Record. If you are a stockholder of record (that is, stockholders who hold their shares in their own name), there are four ways to vote:

In person. You may vote in person at the Annual Meeting. The Company will give you a ballot when you arrive.

Via the Internet. You may vote by proxy via the Internet by following the instructions provided on the proxy card.

By Telephone. You may vote by proxy by calling the toll free number found on the proxy card.

By Mail. You may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

If you are a stockholder of record and a current employee of the Company, you will receive an e-mail containing instructions on how to access our proxy materials and how to vote your shares on the Internet.

Beneficial Owner. If you are a beneficial owner of shares held in street name (that is, shares held in the name of a bank, broker or other holder of record), the materials were forwarded to you by the organization holding your account and there are up to four ways to vote:

In person. If you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares. Please contact that organization for instructions regarding obtaining a legal proxy.

Via the Internet. You may be eligible to vote by proxy via the Internet by following the instructions on the vote instruction form.

By Telephone. You may be eligible to vote by proxy by following the instructions on the vote instruction form.

By Mail. You may vote by proxy by filling out the vote instruction form and sending it back in the envelope provided.

GENERAL INFORMATION

Quorum

The presence of, by person or by proxy, the holders of a majority of the total number of issued and outstanding shares of common stock that are entitled to vote at the Annual Meeting constitutes a quorum and is necessary for the transaction of business at the Annual Meeting.

An inspector of election will determine the presence of a quorum and tabulate the results of the voting by stockholders at the Annual Meeting. The inspectors will treat valid proxies marked abstain or proxies required to be treated as broker non-votes (which occurs when a broker has not received voting instructions on a matter and either does not vote the shares on that matter or is not entitled to vote on that matter without instruction but has voted on another matter the broker is entitled to vote on) as present for purposes of determining whether there is a quorum at the Annual Meeting.

Voting

All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

Effect of Not Providing Voting Instructions

Stockholder of Record. If you are a stockholder of record and you sign, date and return the enclosed proxy card but do not specify how to vote, then your shares will be voted in accordance with the recommendations of the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the Annual Meeting or any adjournments thereof.

If you are a current employee of the Company, you will receive an e-mail containing instructions on how to access our proxy materials and how to vote your shares on the Internet.

Beneficial Owner. If you are a beneficial owner of shares held in street name and hold your shares through a broker, bank or other financial institution, and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on a particular matter. Brokers and other nominees have the discretion to vote on routine matters such as Proposal 4, but do not have the discretion to vote on non-routine matters such as Proposals 1, 2 and 3. Therefore, if you do not provide voting instructions to your broker or other nominee, your broker or other nominee may only vote your shares on Proposal 4 and any other routine matters properly presented for a vote at the Annual Meeting.

Vote Standard

In uncontested elections, directors are elected if they receive a majority of the votes cast for each director at the Annual Meeting. A majority of the votes cast means that the number of votes cast “for” a director must exceed the number of votes cast “against” that director. Abstentions and broker non-votes will not be counted as votes against a director.

Proposals 2 and 4 require the approval of a majority of the votes cast on the matter, excluding any abstentions or broker non-votes.

For Proposal 3, the voting frequency that receives the greatest number of votes cast in favor of that response will be selected as the preferred frequency of future advisory votes on executive compensation.

GENERAL INFORMATION

Broker Non-Votes and Abstentions

A broker non-vote occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal, but does not have discretionary voting power to vote on another proposal because the broker or nominee has not received instructions from the beneficial owner of the shares. A broker cannot vote on the election of directors, the advisory vote on executive compensation or the advisory vote on the frequency of executive compensation advisory votes without receiving instructions from the beneficial owner of the shares.

While broker non-votes will be treated as present for purposes of determining whether there is a quorum, they will not be counted for purposes of determining the number of votes cast with respect to a particular proposal. Accordingly, a broker non-vote will be counted in order to obtain a quorum and will not be counted or otherwise affect the outcome of the vote with respect to matters 1, 2, 3 and 4.

Abstentions with respect to the election of directors will not be counted as votes either “for” or “against” the director’s election. Abstentions with respect to matters 2, 3 and 4 will not be counted as a vote cast or otherwise affect the outcome of the vote with respect to such proposals.

Changing Your Vote

A stockholder has the power to revoke his or her proxy or change his or her vote at any time before the proxy is voted at the Annual Meeting. If your shares are held in street name by a broker, bank or other financial institution, you must contact that institution to change your vote. If you are a stockholder of record, you can revoke your proxy or change your vote in one of five ways:

●you can send a signed written notice of revocation to our corporate secretary at the address noted below to revoke your proxy;
●you can send a completed proxy card bearing a later date than your original proxy to us indicating the change in your vote;
●you can vote again on a later date on the Internet (only your latest Internet proxy submitted prior to the Annual Meeting will be counted);
●you can attend the Annual Meeting and vote in person, which will automatically cancel any proxy previously given; or
●you can revoke your proxy in person at the Annual Meeting, but attendance at the Annual Meeting alone will not revoke any proxy that you have given previously.

If you choose either of the first three methods, we must receive the described notice or proxy no later than the beginning of the Annual Meeting. If you choose the fourth or fifth methods, you will be asked to present documents for the purpose of establishing your identity as a NII Holdings’ stockholder. Before the Annual Meeting, any written notice of revocation should be sent to NII Holdings, Inc., 1875 Explorer Street, Suite 800, Reston, Virginia 20190, Attention: General Counsel. Any notice of revocation that is delivered at the Annual Meeting should be hand delivered to our General Counsel before a vote is taken. Once voting on a particular matter is completed at the Annual Meeting, you will not be able to revoke your proxy or change your vote as to that matter.

If you are a stockholder of record and a current employee of the Company, you will receive an e-mail containing instructions on how to access our proxy materials and how to vote your shares on the Internet.

GENERAL INFORMATION

Voting Results

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election and published in the Company’s Current Report on Form 8-K, which the Company is required to file with the Securities and Exchange Commission within four business days following the Annual Meeting and can be accessed on the investor relations area of our website at www.nii.com.

Householding

In an effort to reduce the Company’s printing and mailing costs as well as minimizing the environmental impact of the Company’s annual meetings, the Company will deliver a single copy of the proxy materials to multiple stockholders who share the same address unless the Company has received instructions to the contrary from one or more of the stockholders at that address. You may request a separate copy of the proxy materials by writing or calling the Company at the following address and telephone number:

Investor Relations
NII Holdings, Inc.
1875 Explorer Street, Suite 800
Reston, Virginia, 20190
(703) 547-5209

Stockholders who hold shares in street name may contact the organization holding their account to request information about householding.

Cost of Solicitation

The cost of soliciting proxies for the Annual Meeting will be borne by the Company. We have hired Broadridge Financial Solutions, Inc. (“Broadridge”) to help us send out the proxy materials and expect Broadridge’s fee for this service to be about $20,000. While we do not expect to incur additional solicitation expenses, the Company may incur additional expenses in order to encourage voting on a particular matter. In addition, certain of our officers and regular employees, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. We also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners of shares of common stock.

Every stockholder’s vote is important. Accordingly, you should sign, date and return the enclosed proxy card, vote via the Internet or by telephone, or provide instructions to your broker or other nominee whether or not you plan to attend the Annual Meeting in person.

CORPORATE GOVERNANCE

INTRODUCTION

We are committed to effective corporate governance and high ethical standards because we believe that these values support our long-term performance. Under our current governance framework, the Board, working with senior management and our stockholders, has implemented the following corporate governance practices to support our values:

Corporate Governance

●86% Independent Board
●Independent Chair
●Independent Audit, Compensation and Corporate Governance and Nominating Committees

Stockholder Rights

●Declassified Board in 2017
●Majority Voting for Directors
●Stockholder Right to Call Special Meeting

CORPORATE GOVERNANCE FRAMEWORK

The Board is responsible for the oversight of management on behalf of our stockholders, and the Board accomplishes this function acting directly and through its committees. Directors discharge their duties at Board and committee meetings and also through telephone contact and other communications with management and others regarding matters of concern and interest to the Company. In accordance with our policies, our corporate governance is managed under the following structure, details of the roles and responsibilities of each of these elements are outlined further below:

INDEPENDENT BOARD CHAIR

We have an independent Chair of the Board who presides over meetings of the Board of Directors and annual meetings of stockholders and serves as a liaison between the Board of Directors and senior management. Our leadership structure ensures a strong role for the independent directors in the oversight of the Company and in establishing priorities and procedures for the work of the Board. The Board recognizes that there is no single generally accepted approach to providing Board leadership and that the Board’s leadership structure may vary in the future as circumstances warrant.

CORPORATE GOVERNANCE

BOARD COMMITTEES

The specific roles and responsibilities of the Board’s committees are delineated in written charters adopted by the Board for each committee and are reviewed annually by the Corporate Governance and Nominating Committee in accordance with our Corporate Governance Guidelines. As provided in their charters, each committee is authorized to engage or consult from time to time, as appropriate, at our expense, with outside independent legal counsel or other experts or advisors it deems necessary, appropriate or advisable to discharge its duties. Each member of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee is independent in accordance with the NASDAQ Stock Market (“NASDAQ”) listing rules and the Securities Exchange Act of 1934, as amended, as applicable. Below is a summary of the primary responsibilities of each committee.

Audit:
●Oversight of the quality and integrity of our financial statements and related disclosures, and our accounting, auditing, and reporting practices.
●Review of our processes to manage financial risk, and for compliance with significant applicable legal, ethical and regulatory requirements.
●Appointment, replacement, compensation and oversight of the independent registered public accounting firm engaged to prepare and issue audit reports on our financial statements.
●Oversight of our internal audit function.

Compensation:
●Review and approve our annual executive compensation and executive compensation program and philosophy.
●Oversee the administration of our equity-based compensation and other benefit plans and the compensation programs and philosophy for non-executive employees.
●Approve grants of stock options and stock awards to directors, officers and employees under our stock plan.

Corporate Governance and Nominating:
●Promote the effective and efficient governance of the Company, including the development and periodic assessment of ethics and corporate governance policies.
●Assist the Board in the oversight of management succession planning.
●Oversee the Board and committee annual evaluation process.
●Develop qualifications for director candidates and recommend to the Board persons to serve as directors and as members of the Board’s committees.

CORPORATE GOVERNANCE POLICIES AND PRACTICES

We manage our business and affairs in accordance with the Delaware General Corporation Law and a number of key governance documents, including our Corporate Governance Guidelines, Amended and Restated Certificate, Fifth Amended and Restated Bylaws, Code of Conduct and Business Ethics, and Board Committee Charters. Our Board reevaluates our policies and practices on an ongoing basis to ensure high standards of business conduct that facilitate the Board’s execution of its responsibilities. Additional information is provided below regarding key corporate governance and ethics policies and practices that we believe enable us to manage our business in accordance with the highest standards of business practices and in the best interest of our stockholders.

DIRECTOR INDEPENDENCE

In accordance with our Corporate Governance Guidelines, a majority of our Board must be independent as defined by the NASDAQ listing rules and the Securities Exchange Act of 1934, as amended. On February 17, 2016, the Board determined that the following six of its seven current members (86%) are independent: Kevin L. Beebe (Chair), James V. Continenza, Howard S. Hoffmann, Ricardo Knoepfelmacher, Christopher T. Rogers and Robert A. Schriesheim. In making that determination, the Board considered the relationships described below in “Certain Relationships and Related Transactions.” The Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee are comprised entirely of independent directors.

CORPORATE GOVERNANCE

RISK OVERSIGHT

Our Board has an active role, as a whole and also at the committee level, in overseeing the management of the risks that the Company faces in its business. Our Corporate Governance Guidelines set forth the responsibilities of our Board, including the Board’s oversight of the Company’s risk assessment and risk audit functions and provides for specific actions to mitigate certain risks. The Board regularly reviews information regarding the Company’s results of operations and any related trends and other factors contributing to or affecting those results, long range strategy, financial reporting systems and processes, and access to capital and liquidity, as well as the risks associated with these aspects of the Company’s business. The Company’s Code of Conduct and Business Ethics establishes standards of conduct for employees that are designed to mitigate risks associated with the Company’s and its employees’ compliance with legal requirements, foster ethical conduct by employees in dealing with the Company and others and protect company assets. The Company requires that all employees receive annual training relating to the Code of Conduct and Business Ethics and related policies in order to ensure that employees are familiar with those standards of conduct and to mitigate the risks associated with employees’ failure to meet those standards.

In addition, each of the committees of the Board is involved in the assessment of risks relevant to their area of responsibility and the implementation of actions designed to address or mitigate those risks. The types of risks that are considered by the committees and some of the actions taken to address those risks include:

Audit:
●Risks related to the Company’s tax, accounting, financial reporting systems and processes, internal controls, and its legal and regulatory compliance.
●The committee holds regular meetings with our independent public accounting firm, principal accounting officer, vice president of internal audit, chief financial officer, general counsel and management to discuss the risks faced by the Company and the actions being taken to mitigate those risks.

Compensation:
●Risks relating to the Company’s compensation and benefit programs.
●The committee retains an independent compensation consultant to assist it in satisfying its oversight responsibilities and to ensure that the compensation and benefit programs are designed in a manner that aligns the compensation of executives and other employees with the interests of the Company and its stockholders.

Corporate Governance and Nominating:
●Risks related to the Company’s corporate governance and management.
●The committee reviews, and implements changes to, the Company’s policies relating to corporate governance, ethics and related processes; assists the Board in management succession planning; and selects and recommends individuals nominated to our Board in an effort to ensure that a majority of the members of the Board are independent and have appropriate time, skills and experiences necessary to assist the Board in its oversight role.

In addition, the Company’s internal audit group, which reports directly to the chairman of the Audit Committee through the vice president of internal audit, prepares an annual risk assessment that includes a review of risks related to the Company’s operations and processes, market and business environment, as well as risks relating to the availability and reliability of information used by management in its decision making. Based on this risk assessment, the internal audit group makes a recommendation to the Audit Committee concerning an annual internal audit plan that identifies the business activities and processes that will be reviewed and analyzed by the internal audit group during the year. The Audit Committee approves the risk assessment and annual internal audit plan to be carried out by the internal audit group and receives detailed reports concerning the results of each review, including recommendations made to address risks that are identified and actions taken by management with respect to those recommendations. The Audit Committee also receives quarterly updates concerning the status and outcome of the reviews conducted by the internal audit group pursuant to the annual review plan and the status of actions taken by management to mitigate risks identified in the reviews.

While each of the committees of our Board is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through management and committee reports about risks, our risk assessment and the internal audit group’s annual review plan.

CORPORATE GOVERNANCE

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Corporate Governance Guidelines require that the Audit Committee review and approve or ratify transactions involving the Company and related persons (such as the Company’s officers, directors, family members of the officers and directors and other related parties) in accordance with the requirements of NASDAQ. In determining whether to approve or ratify a related party transaction, the Audit Committee evaluates whether the transaction is in the best interests of the Company taking into consideration all relevant factors, including as applicable the Company’s business rationale for entering into the transaction and the fairness of the transaction to the Company. The Audit Committee generally seeks to consider and approve these transactions in advance where practicable, but may also ratify them after the transactions are entered into, particularly in instances where the transactions are entered into in the ordinary course of business or if the transaction is on terms that are consistent with a policy previously approved by the Audit Committee or the Board. In instances where the transaction is subject to renewal or if the Company has the right to terminate the relationship, the Audit Committee expects to periodically monitor the transaction to ensure that there are no changed circumstances that would render it advisable for the Company to amend or terminate the transaction.

Currently, there are no related person transactions that require disclosure.

CODE OF CONDUCT AND BUSINESS ETHICS

The Company’s Code of Conduct and Business Ethics covers our directors, officers and employees, including the directors, officers and employees of our operating subsidiaries in Brazil. The Code of Conduct and Business Ethics addresses such topics as protection and proper use of our assets, compliance with applicable laws and regulations, accuracy and preservation of records, accounting and financial reporting, conflicts of interest and insider trading. The Company requires that all employees receive annual training relating to the Code of Conduct and Business Ethics and related policies in order to ensure that employees are familiar with those standards of conduct.

Only the Board or the Audit Committee may consider a waiver of the Code of Conduct and Business Ethics for an executive officer or director. If a provision of the Code of Conduct and Business Ethics is materially modified, or if a waiver of the Code of Conduct and Business Ethics is granted to a director or executive officer, we will post a notice of such action on the Investor Relations link of our website at www.nii.com. No such waivers were granted during 2015.

HEDGING, SHORT SALE AND PLEDGING POLICIES

Historically, the Company has discouraged its employees from engaging in short sales, hedging transactions, transactions involving publicly traded options and pledging involving the Company’s securities. In 2012, the Board adopted a policy prohibiting all employees (including executive officers and directors) from engaging in any transaction involving our common stock that may be viewed as speculative, including buying or selling puts, calls or options, short sales, hedging transactions or purchases of our common stock on margin.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is a current or former officer of us or any of our subsidiaries. In addition, there are no compensation committee interlocks with other entities with respect to any such member.

CORPORATE GOVERNANCE

AVAILABILITY OF GOVERNANCE INFORMATION

Our governance documents, including the charters of the Audit, Compensation, and Corporate Governance and Nominating Committees may be viewed free of charge on the Investor Relations link of our website at www.nii.com. The charters and our Code of Conduct and Business Ethics may also be obtained by writing to us at NII Holdings, Inc., 1875 Explorer Street, Suite 800, Reston, Virginia 20190, Attention: Investor Relations.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

As provided for in our Corporate Governance Guidelines, stockholders may communicate directly with the Board by electronic mail sent to boardinquiries@nii.com or by regular mail sent to the address below. The Board has instructed the Board Communications Designee to examine incoming communications to determine whether the communications are relevant to the Board’s roles and responsibilities. The Board has authorized the Board Communications Designee to disregard or discard inappropriate communications such as spam, business solicitations or advertisements, resumes or similar communications. The Board Communications Designee will forward any service inquiries or complaints to the appropriate groups within the Company for processing and response.

The Board Communications Designee will review all appropriate communications and report such communications to the chair of or the Corporate Governance and Nominating Committee, the Board, or the independent directors, as appropriate. The Board Communications Designee will take additional action or respond to letters in accordance with instructions from the relevant Board source. Communications relating to the Company’s accounting, internal accounting controls or auditing matters will be referred promptly to members of the Audit Committee. Stockholder communications to the Board should be sent to:

Shana C. Smith
Board Communications Designee
NII Holdings, Inc.
1875 Explorer Street, Suite 800
Reston, Virginia 20190

BOARD OF DIRECTORS

GENERAL

Our Board consists of seven directors. Each of the directors of the Board was appointed in connection with our plan of reorganization, which became effective on our emergence from our Chapter 11 bankruptcy proceedings on June 26, 2015, and determined to be qualified to serve on the Board by The Capital Group Companies, Inc. (“Capital Group”), Aurelius Capital Management, LP (“Aurelius”) and the informal group of holders of notes issued by NII International Telecom (the “LuxCo Group”), the creditors who had the right to make the appointments. Pursuant to the plan of reorganization, our chief executive officer, who was a member of our board of directors and our chief executive officer when we filed a voluntary petition seeking relief under Chapter 11 of the U.S. Bankruptcy Code in September 2014, was appointed to our Board of Directors. In addition, Capital Group designated three of our directors, Aurelius designated one director and the LuxCo Group designated two of our directors that comprise our current seven-member Board. Until the annual meeting of stockholders to be held in 2017, the directors are divided into two classes, designated as Class I and Class II. The initial term for the one director in Class I, Mr. Shindler, expires at the annual meeting of stockholders to be held in 2016, and thereafter at each annual meeting of stockholders. The term for all of the other directors who are in Class II expires at the annual meeting of stockholders to be held in 2017. All directors will be elected annually, commencing at the annual meeting of stockholders to be held in 2017.

Each of our directors brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including:

●	experience in senior executive positions in the telecommunications and other industries and service on the board of directors of other companies including telecommunications companies;
●

experience in key management and operating roles for large, complex organizations, including technology and manufacturing companies, operators of wireless networks, retailers and companies with international operations and, specifically, operations in Latin America;

●	experience serving on other public company boards, including serving on audit, compensation and other committees responsible for oversight of corporate governance and related issues; and
●

experience in financing, capital markets and strategic transactions, including as executives of public companies with responsibility for capital planning and fund raising; as executives of investment banks and other financial institutions, including investment funds and private equity investment firms; and as investment fund managers.

The Corporate Governance and Nominating Committee and the Board believe that these and the other skills and experiences brought to the Board by its members position the Board to be able to fulfill its oversight role and to evaluate and advise management with respect to a wide variety of matters faced by the Company in its business. We have included a brief description of the experience, qualifications, attributes and skills that led to the conclusion that each director should serve on our Board as part of the directors’ biographies below.

BOARD OF DIRECTORS

DIRECTOR NOMINATION PROCEDURES

In evaluating a director candidate, each of the Corporate Governance and Nominating Committee and the Board consider factors that it believes are in the best interests of the Company and its stockholders. In addition, the Corporate Governance and Nominating Committee has adopted guidelines for the evaluation of potential director nominees. These guidelines set forth standards by which potential nominees for election to our Board will be evaluated and include:

●	the prospective nominee’s professional skills and experience;
●	the ability of the prospective nominee to represent the interests of our stockholders;
●	the prospective nominee’s reputation, standards of integrity, commitment and independence of thought and judgment;
●	the prospective nominee’s independence from our company under the NASDAQ listing rules, and, as applicable, the standards for independence established by the Securities and Exchange Commission;
●

the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties as a director, taking into account, among other things, the prospective nominee’s service on other public company boards; and

●	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board.

While we do not have a formal diversity policy, the Corporate Governance and Nominating Committee considers diversity of talents, skills and expertise in evaluating potential nominees. In addition, from time to time, the Corporate Governance and Nominating Committee retains third-party search firms to identify qualified director candidates and to assist the committee in evaluating candidates that have been identified by others.

It is the policy of the Corporate Governance and Nominating Committee to consider candidates recommended by stockholders. Any stockholder who would like to suggest or recommend a person for the Board’s consideration as a director candidate may do so at any time by writing to the corporate secretary at the address below. A stockholder wishing to formally nominate a person for election as a director must comply with the advance notice provisions in the Company’s Fifth Amended and Restated Bylaws. Generally these provisions require that the corporate secretary receive notice of the nomination not less than 75 calendar days prior to the anniversary of the date for the preceding year’s annual meeting. The notice must set forth, as to each nominee, the name, age, business and residential address, principal occupation or employment, class, series and number of securities of the Company owned by such person, the date or dates the securities were acquired, any other information relating to such person that is required to be disclosed in solicitation for proxies or election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934 and a representation that such person meets the qualifications to serve as a director of the Company. The notice must include a completed director questionnaire, which is available from the corporate secretary of the Company, and the nominee’s signed consent to serve as a director if elected. The notice must also set forth, among other things, the name and address of, and the number of our common shares owned by, the stockholder giving the notice and the beneficial owner on whose behalf the nomination is made and any other stockholders believed to be supporting such nominee, and a description of any material relationships between the stockholder giving the notice and any other stockholders and the proposed nominee. Additional details regarding the process to be followed by stockholders wishing to nominate a person for election as a director are included in the Company’s Fifth Amended and Restated Bylaws, which are available on the Investor Relations page of our website at www.nii.com. Stockholder recommendations and formal nominations should be sent to:

Shana C. Smith
General Counsel and Corporate Secretary
NII Holdings, Inc.
1875 Explorer Street, Suite 800
Reston, Virginia 20190

BOARD OF DIRECTORS

SUMMARY OF QUALIFICATIONS

Below is a summary of certain of the qualifications of the members of our Board that, among other things, led the Corporate Governance and Nominating Committee to conclude that each director is qualified to serve on the Board. Please review the biographies of our Board below.

	Beebe	Continenza	Hoffmann	Knoepfelmacher	Rogers	Schriesheim	Shindler
Senior executive experience in
large, complex organizations	x	x		x	x	x	x
Telecommunications experience	x	x		x	x	x	x
Diverse experience in
multiple industries	x	x	x	x	x	x
Experience in our markets
or similar Latin American or
emerging markets				x		x	x
Service on the board of other
public companies	x	x			x	x
Managerial experience
evaluating risks	x	x	x	x	x	x	x
Experience in financial and capital
markets and strategic transactions	x		x	x	x	x	x

DIRECTOR BIOGRAPHIES

DIRECTORS STANDING FOR REELECTION — TO HOLD OFFICE UNTIL 2017

Steven M. Shindler
Chief Executive Officer, NII Holdings, Inc.

Non-Independent

Age 53
Director Since 1997
Committees
● None

Mr. Shindler has served as Chief Executive Officer of NII Holdings since December 2012 and has served as a director since 1997 (including as Chairman of the Board from 2002 to 2013). Prior to his most recent appointment as Chief Executive Officer, Mr. Shindler served as Executive Chairman of NII Holdings from February 2008 to July 2012 and as Chief Executive Officer from 2000 until February 2008. Mr. Shindler also served as Executive Vice President and Chief Financial Officer of Nextel Communications from 1996 until 2000. From 1987 to 1996, Mr. Shindler was an officer with Toronto Dominion Bank, where he was a managing director in its communications finance group.

BOARD OF DIRECTORS

INCUMBENT DIRECTORS — TERMS EXPIRE IN 2017

Kevin L. Beebe
Chair of the Board, NII Holdings, Inc. President and Chief Executive Officer, 2BPartners, LLC Independent Age 57 Director Since 2010 Committees ●Audit

Mr. Beebe has served as a director since 2010 and has served as Chair of the Board since 2013. Mr. Beebe has been President and Chief Executive Officer of 2BPartners, LLC, a partnership that provides strategic, financial and operational advice to private equity clients, investors and management, since November 2007. He is also a founder and senior operating partner of Astra Capital, a private equity firm focused on providing capital to technology and telecom companies, since 2014. Previously, he was Group President of Operations at ALLTEL Corporation, a telecommunications services company, from 1998 to 2007. Mr. Beebe also serves as a director for Skyworks Solutions, Inc., a semiconductor and wireless handset chip supplier, and SBA Communications Corporation, a provider of wireless and broadcast communications infrastructure.

James V. Continenza
Chairman and Chief Executive Officer, TBC Holdings I, Inc. Independent Age 53 Director Since 2015 Committees ●Compensation ●Corporate Governance and Nominating

Mr. Continenza has been the Chairman and Chief Executive Officer of TBC Holdings I, Inc., the parent company of The Berry Company, LLC, a holding company created to acquire and manage various advertising, marketing and technology companies, since 2012. Prior to joining The Berry Company, Mr. Continenza served as President of STi Prepaid, LLC, a telecommunications company, from 2010 to 2011. Prior to that, Mr. Continenza served as Interim Chief Executive Officer of Anchor Glass Container Corp., a leading manufacturer of glass containers; President and Chief Executive Officer of Teligent, Inc., a provider of communications services including voice, data, and internet access; Chief Operating Officer of Arch Wireless, Inc., a wireless services provider; and as President and Chief Executive Officer of Lucent Technologies Product Finance, a global leader in telecom equipment. In addition, Mr. Continenza currently serves as a director and chair of the boards of Eastman Kodak Company, a provider of imaging products and services, Neff Corp., a company that provides construction equipment and tool rental, and Tembec Inc., a forest products company.

BOARD OF DIRECTORS

Howard S. Hoffmann
Managing Partner, De Novo Perspectives Independent Age 61 Director Since 2015 Committees ●Audit

Mr. Hoffmann has served as a Managing Partner at De Novo Perspectives, a professional services firm specializing in financial and operational performance improvement, crisis and litigation management, investor and creditor advisory services, and corporate turnaround and restructuring advisory services, since 2008. From 2001 to 2012, Mr. Hoffmann served as a Managing Partner at Nightingale & Associates, LLC, a consulting firm providing financial, business advisory and management services. Mr. Hoffmann also currently serves as Executive Director at Hickey Smith LLP, a multi-state law firm, Executive Director of American Discovery Limited, a business process outsourcing company, and as Vice President of Evolution Pharmacy Services, Inc., a pharmacy services company.

Ricardo Knoepfelmacher
Managing Partner, RK Partners Independent Age 50 Director Since 2013 Committees ●Compensation ●Corporate Governance and Nominating

Mr. Knoepfelmacher has served on our Board since 2013. Mr. Knoepfelmacher co-founded RK Partners, formerly known as Angra Partners Turnaround, a financial and operational restructuring and turnaround advisory firm, in 2003 and is currently a Managing Partner of the firm. Prior to his service as Managing Partner at RK Partners, Mr. Knoepfelmacher served as Chief Executive Officer of Brasil Telecom from 2005 to 2009 and Chief Executive Officer of Pegasus Telecom from 2000 to 2002. He also worked for Citibank and McKinsey & Company before starting his first company, MGDK & Associados, a restructuring and consulting firm.

BOARD OF DIRECTORS

Christopher T. Rogers
General Partner, Lumia Capital Independent Age 57 Director Since 2015 Committees ●Compensation ●Corporate Governance and Nominating

Mr. Rogers has been a General Partner at Lumia Capital since 2013. From 1991 until 2012, Mr. Rogers held various executive positions with Sprint Corporation and Nextel Communications, Inc. Most recently, Mr. Rogers served as Senior Vice President, Corporate Development and Spectrum, at Sprint, where he oversaw mergers, acquisitions, divestitures, equity investments and joint ventures and was responsible for management and oversight of wireless spectrum licenses and Sprint’s portfolio of emerging technology investments. Mr. Rogers serves as a director of Digital Turbine, Inc., a provider of mobile products that enable the monetization of mobile content.

Robert A. Schriesheim
Executive Vice President and Chief Financial Officer, Sears Holdings Corporation Independent Age 55 Director Since 2015 Committees ●Audit

Mr. Schriesheim has been the Executive Vice President and Chief Financial Officer of Sears Holdings Corporation since August 2011. Prior to that, Mr. Schriesheim served as Chief Financial Officer of Hewitt Associates, Inc., a global human resources consulting and outsourcing company, from January 2010 to October 2010. From October 2006 to January 2010, he served as Executive Vice President and Chief Financial Officer of Lawson Software, Inc., an ERP software provider. Prior to joining Lawson Software, Mr. Schriesheim held executive positions at ARCH Development Partners, Global TeleSystems, SBC Equity Partners, Ameritech, AC Nielsen and Brooke Group Ltd. Mr. Schriesheim currently serves as a director of Houlihan Lokey, Inc., a global investment bank, where he serves as the chair of the audit committee and as a member of the compensation committee. Mr. Schriesheim also serves as a director of Skyworks Solutions, Inc., a semiconductor and wireless handset chip supplier, where he is the chair of the audit committee.

BOARD OF DIRECTORS

BOARD AND COMMITTEE MEMBERSHIP AND ATTENDANCE

MEETING ATTENDANCE

The current Board and its committees were appointed on June 26, 2015 and during 2015 the current Board held eight regularly scheduled and four additional meetings with each member of the Board attending 100% of the aggregate meetings of the Board and 100% of the aggregate meetings of the committees on which they served. In addition to attending formal meetings, directors also fulfilled their responsibilities in 2015 by meeting informally on a regular basis, through informal and regular meetings with management and legal and financial advisors.

COMMITTEE MEMBERSHIP

The standing committees of the Board are the Audit, Compensation and Corporate Governance and Nominating Committees. Membership of the Board and each standing committee as of June 26, 2015 and the number of formal meetings of the Board and each standing committee since June 26, 2015 was as follows:

Name		Board	Audit	Compensation	Corporate Governance and Nominating
Steven Shindler		•
Kevin Beebe	I, A	C	•
James Continenza	I	•		•	C
Howard Hoffmann	I, A	•	•
Ricardo Knoepfelmacher	I	•		•	•
Christopher Rogers	I	•		C	•
Robert Schriesheim	I, A	•	C
TOTAL NUMBER OF MEETINGS IN 2015		12	3(1)	4	0(2)

I: Independent	A: Audit Committee Financial Expert	C: Chair

(1)	During 2015, the Audit Committee also held meetings with KPMG LLP, our independent registered public accounting firm, without employees present, and meetings with our vice president of internal audit.
(2)	In June 2015, the newly seated Board of Directors handled the annual governance matters that in the future will be delegated to the Corporate Governance and Nominating Committee.

EXECUTIVE SESSIONS OF THE BOARD

As required by our Corporate Governance Guidelines, it is the practice of our Board to have executive sessions where non-employee directors other than Mr. Shindler meet to discuss matters of interest and concern. Executive sessions are held in conjunction with regularly scheduled meetings of the Board and at such other times as the Chair or independent members of the Board determine necessary. During executive sessions, the directors occasionally meet with and question our employees outside the presence of employee directors and other members of management and with their outside legal counsel.

DIRECTOR COMPENSATION

FEES PAYABLE TO NON-EMPLOYEE DIRECTORS

Each of our non-employee directors receives an annual retainer for serving on the Board. In addition our non-employee directors receive additional fees for their service on committees. Our director compensation for 2015 consisted of the following components:

Board:
Annual Retainer	$70,000
Annual Non-Executive Chairman	$45,000
Non-Recurring Emergence Equity Grant	$240,010	(1)

Committees:
Committee Chairs	$5,000
Audit Committee	$25,000
Compensation Committee	$20,000
Corporate Governance and Nominating Committee	$15,000
(1)	On June 26, 2015, our date of emergence from bankruptcy proceedings, each non-employee director appointed on that date received 11,607 restricted shares that vest in full on June 26, 2016. Our common stock was not listed on an exchange on our date of emergence, and the grant date value of our common stock as established by our plan of reorganization was $20.678 per share. Mr. Schriesheim joined our Board on August 20, 2015, and we provided him with a grant of 11,607 shares of restricted stock on that date.

We pay all retainers in arrears in quarterly installments. We also reimburse directors for travel expenses incurred in connection with attending Board, committee and stockholder meetings and for other related expenses. We do not provide any additional compensation to employees who serve as a director or a committee member in periods in which they are also employees.

DIRECTOR COMPENSATION TABLE

In the table and discussion below, we summarize the compensation paid to our non-employee directors appointed in connection with our emergence from bankruptcy in June 2015.

DIRECTOR COMPENSATION FISCAL YEAR 2015

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	Total ($)
Kevin Beebe	147,500	240,010	387,510
James Continenza	56,507	240,010	296,517
Howard Hoffmann	48,801	240,010	288,811
Ricardo Knoepfelmacher	87,500	240,010	327,510
Christopher Rogers	60,274	240,010	300,284
Robert Schriesheim	36,507	101,561	138,068
(1)	The compensation information for Mr. Shindler, our chief executive officer, is included in the Summary Compensation Table.
(2)	On June 26, 2015, our date of emergence from Chapter 11 bankruptcy proceedings, we provided Messrs. Beebe, Continenza, Hoffmann, Knoepfelmacher and Rogers, the non-employees directors appointed to our Board on that date, with a grant of 11,607 shares of restricted stock that vest on June 26, 2016. Our common stock was not listed on an exchange on our date of emergence, and the grant date value of our common stock as established by our plan of reorganization was $20.678 per share. The grant date fair value of the awards made on June 26, 2015 computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718), but disregarding estimated forfeitures related to service-based vesting conditions would be $16.00 per share, or $185,712, based on trades immediately following the listing of our common stock on the NASDAQ stock market on July 6, 2015. Mr. Schriesheim joined our Board on August 20, 2015, and we provided him with a grant of 11,607 shares of restricted stock on that date. The grant date fair value of Mr. Shriesheim’s shares listed in the table above is computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718), but disregarding estimated forfeitures related to service-based vesting conditions and based on the closing price of our common stock on the NASDAQ stock market on August 20, 2015 of $8.75. The dollar value of the shares subject to those grants, based on the $5.05 closing price of a share of our common stock as reported on the NASDAQ on December 31, 2015, was $58,615. None of the directors hold any additional shares of our common stock.

SECURITIES OWNERSHIP

SECURITIES OWNERSHIP OF DIRECTORS AND MANAGEMENT

In the table and the related footnotes below, we list the amount and percentage of shares of our common stock that are deemed under the rules of the Securities and Exchange Commission to be beneficially owned on April 1, 2016 by:

●	each person who served as one of our directors as of that date;
●	each of the named executive officers; and
●	all directors and executive officers as a group.

	Shares Covered by
Name of Beneficial Owner	Shares Owned and Vested Options(1)	Unvested Restricted Stock(2)	Percent of Class(3)
Kevin Beebe	0	11,607	*
Howard Hoffmann	0	11,607	*
James Continenza	0	11,607	*
Ricardo Knoepfelmacher	0	11,607	*
Christopher Rogers	0	11,607	*
Robert Schriesheim	0	11,607	*
Steven Shindler	0	147,500	*
Daniel Freiman	0	29,017	*
Francisco Valim	0	228,311	*
David Truzinski	3,342	0	*
Shana Smith	0	29,017	*
Juan Figuereo	0	0	0
Gokul Hemmady	0	0	0
All directors and executive officers as a group (13 persons)	3,342	503,487	*
*	Indicates ownership of less than 1%
(1)	Includes common stock currently owned. None of the listed individuals have options or restricted stock vesting within 60 days of April 1, 2016. This column does not include shares of unvested restricted common stock that have voting rights prior to vesting, which are reflected in the second column in the table.
(2)	Indicates shares of unvested restricted common stock that have voting rights prior to vesting.
(3)	Based on the total amount of shares reflected in columns one and two and 100,899,961 shares of common stock issued and outstanding on April 1, 2016.

SECURITIES OWNERSHIP

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of our equity securities. Based solely upon a review of Forms 3, 4 and 5 furnished to us under Rule 16a-3(e) during 2015, and written representations of our directors and executive officers that no additional filings were required, we believe that all directors, executive officers and beneficial owners of more than 10% of our common stock have filed with the Securities and Exchange Commission on a timely basis all reports required to be filed under Section 16(a) of the Securities Exchange Act.

PRINCIPAL STOCKHOLDERS

The table below lists each person or group, as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, known by us to be the beneficial owner of more than 5% of our outstanding common stock as of April 1, 2016, the Record Date for the Annual Meeting.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Capital World Investors(2)
333 South Hope Street
Los Angeles, CA 90071	33,853,469	33.6%
Aurelius Capital Management, LP(3)
535 Madison Avenue, 22nd Floor,
New York, NY 10022	13,635,623	13.5%
(1)	Based on 100,899,961 shares of common stock issued and outstanding on April 1, 2016.
(2)	According to a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2016, Capital World Investors has sole voting and dispositive power with respect to 33,853,469 shares of our common stock.
(3)	According to a Schedule 13D filed with the Securities and Exchange Commission on July 6, 2015, Aurelius Capital Management, LP has shared voting and dispositive power with respect to 13,635,623 shares of our common stock.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors is responsible for the development, oversight and implementation of our compensation program for executive officers and is committed to a philosophy that links a significant portion of each executive’s compensation to performance.

The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this report and discussed it with our management. Based on this review and discussion, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in our proxy statement for the 2016 Annual Meeting of Stockholders.

Compensation Committee

Christopher T. Rogers, Chairman
James V. Continenza
Ricardo Knoepfelmacher

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

This Compensation Discussion and Analysis provides the principles, objectives, structure, analysis and determinations of the Compensation Committee with respect to the 2015 compensation of the following named executive officers:

●	Steven M. Shindler, Chief Executive Officer
●	Daniel E. Freiman, Vice President, Chief Financial Officer
●	Francisco Tosta Valim Filho, President and Legal Representative, Nextel Brazil(1)
●	David P. Truzinski, Executive Vice President, Chief Digital Officer and Chief Strategy Officer(2)
●	Shana C. Smith, Vice President, General Counsel and Corporate Secretary

Our named executive officers for 2015 also include two former executives, who were not employed by the Company as of December 31, 2015:

●	Juan R. Figuereo, Former Executive Vice President, Chief Financial Officer(3)
●	Gokul Hemmady, Former Chief Operating Officer and President, Nextel Brazil(4)

(1)	Mr. Valim was appointed President and Legal Representative, Nextel Brazil effective August 25, 2015 and is employed by Nextel Telecomunicações Ltda., our wholly owned subsidiary, which we refer to as Nextel Brazil. In 2015, Mr. Valim’s salary and annual bonus were paid in Brazilian Reais. The compensation amounts provided in this Compensation Discussion and Analysis and disclosed in the Summary Compensation Table are based on the average exchange rate during 2015, which was 3.9608 Brazilian Reais to 1.00 U.S. dollar.
(2)	Mr. Truzinski’s employment with the Company was terminated without cause on January 1, 2016. For more information related to Mr. Truzinski’s separation from the Company, please see “2016 Management Changes – Former Executive Vice President, Chief Digital Officer and Chief Strategy Officer.”
(3)	Mr. Figuereo’s employment with the Company was terminated without cause on October 1, 2015. For more information related to Mr. Figuereo’s separation from the Company, please see “2015 Management Changes – Former Executive Vice President, Chief Financial Officer.”
(4)	Mr. Hemmady’s employment with the Company was terminated without cause on October 1, 2015. For more information related to Mr. Hemmady’s separation from the Company, please see “2015 Management Changes – Former Chief Operating Officer and President, Nextel Brazil.”

EXECUTIVE COMPENSATION

EXECUTIVE OFFICER BIOGRAPHIES

EXECUTIVE OFFICERS

There is no family relationship between any of our executive officers or between any of these officers and any of our directors.

Steven M. Shindler
Chief Executive Officer, NII Holdings, Inc. Age 53

Mr. Shindler has served as Chief Executive Officer of NII Holdings since December 2012 and has served as a director since 1997 (including as Chairman of the Board from 2002 to 2013). Prior to his most recent appointment as Chief Executive Officer, Mr. Shindler served as Executive Chairman of NII Holdings from February 2008 to July 2012 and as Chief Executive Officer from 2000 until February 2008. Mr. Shindler also served as Executive Vice President and Chief Financial Officer of Nextel Communications from 1996 until 2000. From 1987 to 1996, Mr. Shindler was an officer with Toronto Dominion Bank, where he was a managing director in its communications finance group.

Daniel E. Freiman
Vice President, Chief Financial Officer, NII Holdings, Inc. Age 44

Mr. Freiman has served as Vice President, Chief Financial Officer of NII Holdings since September 2015. Prior to September 2015, Mr. Freiman served as Treasurer, Vice President of Corporate Development and Investor Relations of NII Holdings since 2009. From 2005 to 2008, Mr. Freiman served as Vice President and Controller of NII Holdings. Prior to joining NII Holdings, Mr. Freiman was with PricewaterhouseCoopers.

Francisco Tosta Valim Filho
President and Legal Representative, Nextel Brazil Age 52

Mr. Valim has served as President and Legal Representative of Nextel Brazil since August 2015. Prior to joining Nextel Brazil in August 2015, Mr. Valim served as Chief Executive Officer of Via Varejo S.A., an electronics and furniture retailer in Latin America from August 2013 until April 2014. Prior to that, Mr. Valim served as Chief Executive Officer of Oi S.A., a telecommunications operator in Brazil, from August 2011 until January 2013. From January 2008 to July 2011, Mr. Valim was the Chief Executive Officer of Experian UK, EMEA and LATAM, a division of Experian plc, a credit reference company.

David P. Truzinski
Former Executive Vice President, Chief Digital Officer and Chief Strategy Officer, NII Holdings, Inc. Age 57

Mr. Truzinski served as Executive Vice President, Chief Digital Officer and Chief Strategy Officer of NII Holdings from 2014 to January 2016. From 2013 to 2014, Mr. Truzinski served as Executive Vice President, Chief Information Officer and Chief Digital Officer of NII Holdings, and from 2012 to 2013, he served as NII Holdings’ Executive Vice President, Chief Information Officer. Prior to 2012, Mr. Truzinski served as Senior Vice President and Chief Information Officer at Leap Wireless/Cricket Communications beginning in 2005.

Shana C. Smith
Vice President, General Counsel and Corporate Secretary, NII Holdings, Inc. Age 43

Mrs. Smith has served as Vice President, General Counsel and Corporate Secretary of NII Holdings since September 2015. Prior to September 2015, Mrs. Smith served as Vice President, Deputy General Counsel and Corporate Secretary of NII Holdings since 2011 and as Corporate Counsel and Assistant Secretary from 2009 to 2011. Prior to joining NII Holdings, Mrs. Smith served as Corporate Counsel of Sprint Nextel Corporation and was previously a corporate associate with the law firm of Fried, Frank, Harris, Shriver and Jacobson.

EXECUTIVE COMPENSATION

Juan R. Figuereo
Former Executive Vice President, Chief Financial Officer, NII Holdings, Inc. Age 60

Mr. Figuereo served as Executive Vice President, Chief Financial Officer of NII Holdings from October 2012 to October 2015. Prior to joining NII Holdings, Mr. Figuereo served as Executive Vice President and Chief Financial Officer of Newell Rubbermaid, Inc., a global marketer of consumer and commercial products from 2009 to 2012.

Gokul Hemmady
Former Chief Operating Officer, NII Holdings, Inc. and President, Nextel Brazil Age 55

Mr. Hemmady served as Chief Operating Officer of NII Holdings and President of Nextel Brazil from 2013 through 2015. From 2012 to 2013, Mr. Hemmady was the Interim President of Nextel Brazil and Chief Operations Officer of NII Holdings. From 2011 to 2012, Mr. Hemmady served as Executive Vice President and Chief Financial Officer of NII Holdings. He was also NII Holdings' Chief Transformation Officer from October 2011 through June 2012.

COMPENSATION OBJECTIVES AND PHILOSOPHY

Our executive compensation program is designed to provide competitive, flexible, and market-based compensation that is substantially linked to our performance and aligned with long-term stockholder interests. The Compensation Committee’s primary objective in designing our compensation program is to recruit and retain the high caliber executive officers and employees necessary to deliver strong and consistent performance to our stockholders, customers and communities in which we operate. Within this framework, the Compensation Committee has developed a compensation program that incorporates salary and benefits that allow us to retain and motivate our executive officers, short-term incentives that challenge our executive officers to achieve our financial and operational goals, and long-term incentives that link our executives’ risks and rewards with those of our stakeholders.

2016 EXECUTIVE OFFICER COMPENSATION

In February 2016, the Compensation Committee determined that no changes would be made to executive officer compensation for 2016 given the short tenure of most of the executive officers. In addition, in light of the Company’s recent results, current stock price and available equity share pool, the Compensation Committee determined that no equity grants would be made to current employees.

2015 TARGET TOTAL DIRECT COMPENSATION

During our Chapter 11 bankruptcy proceedings, changes to the compensation of key executives, including our named executive officers, were not permitted without the approval of the bankruptcy court and no changes were made to the compensation of our named executive officers during our bankruptcy proceedings other than the implementation of a key employee incentive plan that provided for a potential incentive bonus payment should the Company and its subsidiaries successfully emerge from bankruptcy within specified time frames and/or if a sale transaction meeting specified enterprise values was completed. In June and August 2015, following our emergence from bankruptcy and in connection with the restructuring of our executive team, the Compensation Committee approved the following elements of our executive compensation program for executive officers expected to remain with the Company:

●	Base Salary. Base salary provides a fixed source of income and allows the Company to attract and retain experienced executives.
●	Short-Term Incentives. Short-term incentives provide variable cash compensation that allows the Company to motivate executives to achieve the Company’s operating and financial objectives.
●	Long-Term Incentive Emergence Grant. Long-term incentives provide variable equity awards in the form of stock options and restricted stock that build executive stock ownership, encourage retention, drive strategic and operating performance and align our executives’ interests with those of our stockholders.

EXECUTIVE COMPENSATION

The Compensation Committee based its executive compensation decisions on the analysis of various factors that it deemed relevant to those decisions when they were made. The decision on the value of the emergence equity grant for each named executive officer other than Mr. Valim was made in June 2015 in connection with our emergence from bankruptcy, and the decision on base salary and target short-term incentives were made in August 2015. Based on our recent financial and operational results, continued challenges in the business, and a focus on retention in light of changes in our executive leadership team, in August 2015, the Compensation Committee generally set the target ranges for our named executive officers' total cash compensation other than Mr. Valim at the 75th percentile for comparable positions within our Peer Group (as defined below). Due primarily to the decline in the value of the 2015 long-term emergence grants, total direct compensation opportunities for the named executive officers as set in August 2015 were below the 75th percentile and in one case below the median for comparable positions within our Peer Group.

The Compensation Committee approved the following composition of our executive compensation program in June and August 2015.

Name	Base Salary($)	Target Bonus at 100% Payout	Value of 2015 Long- Term Incentives(1)($)	2015 Target Total Direct Compensation(2)
Steven Shindler	974,376	1,266,689	6,100,000	8,341,065
Daniel Freiman	450,000	450,000	1,200,000	2,100,000
Francisco Valim(3)	605,938	302,969	3,000,000	3,908,907
David Truzinski	500,000	500,000	1,300,000	2,300,000
Shana Smith	450,000	450,000	1,200,000	2,100,000
(1)	Represents the value of the stock options and restricted stock granted to executives in the current year on the date of grant. Our common stock was not listed on an exchange on our date of emergence, and the number of shares awarded to Messrs. Shindler, Freiman and Truzinski and Mrs. Smith was determined using the value of our common stock established by our plan of reorganization of $20.678 per share. Our common stock was listed on the NASDAQ stock market on July 6, 2015 and the grant date fair value of the awards made on June 26, 2015, computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718), but disregarding estimated forfeitures related to service-based vesting conditions, was $16.00 per share, based on trades immediately following the listing of our common stock on the NASDAQ stock market. The grant date fair value of Mr. Valim’s shares listed in the table above is computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718), but disregarding estimated forfeitures related to service-based vesting conditions and based on the closing price of our common stock on the NASDAQ stock market on the date of grant, November 9, 2015, of $6.57.
(2)	Target total direct compensation is calculated as the sum of (a) base salary, (b) the target annual bonus amount for the year assuming a payout of 100% and (c) value of the 2015 stock options and restricted stock units on the date of grant to named executive officers.
(3)	Mr. Valim joined Nextel Brazil on August 25, 2015. Mr. Valim's salary, bonus and benefits, other than his equity grants, are paid in Brazilian Reais. As a result, the amount of compensation approved for Mr. Valim as reflected in U.S. Dollars in the Base Salary, Target Bonus at 100% Payout and 2015 Total Direct Compensation columns varies based on the applicable exchange rate of the Brazilian Real relative to the U.S Dollar. Mr. Valim's compensation as reported in U.S Dollars can vary significantly with no actual change to the compensation paid to Mr. Valim in Brazilian currency if the exchange rates are volatile. The amounts for Mr. Valim reflected in the Base Salary, Target Bonus at 100% Payout and 2015 Total Direct Compensation columns in the table above are based on the average exchange rate of 3.9608 Brazilian Reais to 1.00 U.S. Dollar for 2015.

In June and August 2015, the Company entered into severance agreements with Messrs. Figuereo and Hemmady, and no changes were made to their compensation, which had previously been approved by the members of the former compensation committee of the former board of directors in February 2014.

Name	Base Salary($)	Target Bonus at 100% Payout	Value of 2015 Long-Term Incentives ($)
Juan Figuereo	566,500	849,750	0
Gokul Hemmady	666,925	1,000,388	0

2015 REALIZABLE COMPENSATION

On September 15, 2014, we and eight of our U.S. and Luxembourg-domiciled subsidiaries filed voluntary petitions seeking relief under chapter 11 of the U.S. Bankruptcy Code. Subsequent to that date, five additional subsidiaries voluntarily filed for relief and joined the proceedings. During our bankruptcy proceedings, we sold our operations in Mexico and used a portion of the proceeds of this sale to repay all outstanding principal and interest under a debtor-in-possession loan agreement we entered into prior to our emergence from our bankruptcy proceedings and to fund distributions to specified creditors

EXECUTIVE COMPENSATION

pursuant to our plan of reorganization. Subsequent to our emergence from bankruptcy, we also sold our operations in Argentina. We now operate exclusively in Brazil, and our assets, subscribers and cash flows are concentrated there. During 2015, the Brazilian economy contracted as domestic demand decreased due to a combination of high inflation, high interest rates, growing unemployment, tighter credit conditions, a decline in business investments and political issues. These economic conditions are affecting the wireless telecommunications industry in Brazil, leading to lower customer credit and pressure on customer demand, pricing and customer turnover. With operations solely in Brazil, our growth and operating results are dependent on the strength and stability of the economic, political and regulatory environments in that country. In early 2015, we did not forecast the severity of the economic changes that occurred, and we did not achieve the financial and operational goals set out in our business plan that we filed in connection with our bankruptcy proceedings. Our failure to meet all of our 2015 financial and operational goals, particularly the business plan filed with the Bankruptcy Court, combined with external challenges in Brazil that affected our operational and financial performance, negatively impacted our growth and financial and operating results in 2015 compared to our expectations and relative to the performance goals for our executive officers established during our reorganization proceedings. Consistent with our pay-for-performance philosophy, our failure to meet those goals had the following negative impacts on our named executive officers’ compensation for 2015:

Reduced 2015 Bonus Payouts	Payouts under our 2015 Bonus Plan for our named executive officers averaged 59% of their target. See “Annual Bonus – 2015 Financial Results and Bonus Payout” below for details.
Underwater Stock Options	Stock options granted on June 26, 2015 with an exercise price of $20.678 and on November 9, 2015 with an exercise price of $6.57 have no intrinsic value as of year-end.
Decline in Restricted Stock Value	The value of the restricted stock awards granted in June and November 2015 declined by approximately 76% in potential value at year-end.

2015 BASE SALARY

Base salary is the only fixed element of our named executive officers’ target total direct compensation and is based primarily on historic base salary levels and internal pay equity and base salaries paid to executives in comparable positions at the Peer Group companies. In February 2016, the Compensation Committee determined not to increase the base salaries of the named executive officers for 2016. Our named executive officers’ annual base salaries (effective from August 1, 2015 through December 31, 2016) and the percentage of target total direct compensation represented by the base salaries are as follows:

Name	2015 Base Salary ($)	Percent of Target Total Direct Compensation
Steven Shindler(1)	974,376	11.7%
Daniel Freiman(2)	450,000	21.4%
Francisco Valim(3)	605,938	15.5%
David Truzinski(4)	500,000	21.7%
Shana Smith(5)	450,000	21.4%
Juan Figuereo(6)	566,500	N/A
Gokul Hemmady(6)	666,925	N/A
(1)	Mr. Shindler’s base salary did not change in 2015.
(2)	Mr. Freiman’s base salary increased from $401,700 in connection with his promotion to chief financial officer.
(3)	Mr. Valim joined Nextel Brazil on August 25, 2015 and his base salary was effective as of that date.
(4)	Mr. Truzinski’s base salary increased from $453,200 in connection with additional roles and responsibilities assumed in connection with the restructuring of our senior executive team.
(5)	Mrs. Smith’s base salary increased from $409,500 in connection with her promotion to general counsel.
(6)	The base salary for Messrs. Figuereo and Hemmady were not changed in 2015 and remained in place through their severance date of October 1, 2015.

EXECUTIVE COMPENSATION

2015 BONUS

Our 2015 Bonus Plan rewards executive officers for performance relative to key financial and operating measures that are designed to enhance the value of the Company. The target bonus percentage of base salary for each executive is determined based on historic target levels and internal equity, and the comparison of annual incentive compensation targets for executives in comparable positions at the Peer Group. For 2015, the bonus payout percentage is determined after the conclusion of each fiscal quarter by evaluating the Company’s performance relative to pre-determined performance goals and performance “intervals” for that quarter. Performance intervals are the upper and lower boundaries of performance in which actual bonus payouts are awarded. The bonus payout percentage is designed to provide payments in a range from 200% of the target bonus, if performance greatly exceeds the Company’s targets, to 0% of the target bonus, if performance fails to reach minimum threshold levels. The use of these intervals is intended to provide a greater performance incentive to participating employees by providing a more significant increase in the bonus award in instances where there is over performance in relation to our performance targets and a more significant decrease in the bonus award where there is under performance in relation to those targets. The Company was required to seek Bankruptcy Court approval for the targets and payouts after filing a petition for relief under Chapter 11 on September 15, 2014 through our emergence from bankruptcy proceedings on June 26, 2015.

2015 Target Bonus

The Compensation Committee sets our executive officers’ target bonus percentages at a level that balances fixed and at-risk short-term compensation. The 2015 target bonus percentage as determined by the Compensation Committee in August 2015, the potential cash payout under the 2015 Bonus Plan at 100% of target and the percentage of each named executive officer’s target total direct compensation represented by the target bonus at 100% payout were as follows:

	2015 Target Bonus Percentage of Base Salary	2015 Target Bonus at 100% Payout ($)	Percent of Target Total Direct Compensation
Steven Shindler(1)	130%	1,266,689	15.2%
Daniel Freiman(2)	100%	450,000	21.4%
Francisco Valim(3)	50%	302,969	7.8%
David Trusinski(4)	100%	500,000	21.7%
Shana Smith(5)	100%	450,000	21.4%
Juan Figuereo(6)	150%	849,750	N/A
Gokul Hemmady(6)	150%	1,000,388	N/A
(1)	Mr. Shindler’s target bonus was reduced from 195% in light of the Company’s emergence from bankruptcy and the reduced work-load anticipated post-emergence.
(2)	Mr. Freiman’s target bonus was increased from 75% in connection with his promotion to chief financial officer.
(3)	Mr. Valim joined Nextel Brazil on August 25, 2015 and was eligible for a pro-rated 2015 bonus equal to 50% of his base salary. Mr. Valim did not participate in the 2015 Bonus Plan, and his target bonus and performance metrics for 2015 were set forth in his employment agreement.
(4)	Mr. Truzinski’s target bonus was increased from 90% in connection with additional roles and responsibilities assumed in connection with the restructuring of our senior executive team.
(5)	Mrs. Smith’s target bonus was increased from 75% in connection with her promotion to general counsel.
(6)	The target bonus for Messrs. Figuereo and Hemmady were not changed in 2015 and remained in place through their respective severance dates.

EXECUTIVE COMPENSATION

2015 Performance Goals

In 2015, the bankruptcy court reviewed and approved the key employee incentive plan, which included the 2015 Bonus Plan that provided for a quarterly cash bonus program based on the achievement of quarterly performance targets for the named executive officers for the first and second quarter of 2015. Upon emergence, the Compensation Committee reviewed the 2015 Bonus Plan and determined that in order to set appropriate performance measures and weightings throughout the year, performance measures and weightings should continue to be set on a quarterly basis to allow the Compensation Committee to respond to changes in the Company’s business plan. In addition, the Compensation Committee determined that quarterly payouts of earned bonus awards provided the strongest performance incentives to the Company’s named executive officers and to other employees participating in the 2015 Bonus Plan. Each of the following performance measures and weightings were selected in order to provide balanced incentives as any actions to improve one performance measure would be expected to have a corresponding negative impact on the other performance measure, and the plans for the third and fourth quarters were developed to focus the Company’s employees on cash utilization. The quarterly criteria and weightings under the 2015 Bonus Plan for named executive officers other than Mr. Valim were as follows:

Performance Measures and Weights	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Consolidated Revenue	40%	40%	25%	—
Consolidated OFCF(1)	60%	60%	—	—
Consolidated Cash Flow(2) (before financing)	—	—	50%	—
Consolidated postpaid voice net additions	—	—	25%	—
Brazil Revenue	—	—	—	45%
Brazil OIBDA	—	—	—	30%
HQ Cash Flow(2)
(before financing)	—	—	—	25%
Multiplier
Metric	Brazil & Mexico	Brazil & Mexico		Brazil Cash Flow(2)
	voice net adds	voice net adds	n/a	(before financing)
Applies to	Consolidated	Consolidated		Brazil Revenue &
	Revenue	Revenue	n/a	OIBDA
Range	1x to 2.5x	1x to 2.5x	n/a	0x to 2x
(1)	Operating income before depreciation and amortization (“OIBDA”) less capital expenditures.
(2)	Cash flow defined as cash OIBDA less cash taxes and cash investments.

Mr. Valim did not participate in the 2015 Bonus Plan. Mr. Valim’s 2015 Bonus Targets were set forth in an individualized plan in his employment agreement and required him to present and receive approval for a business plan for Nextel Brazil. In 2016, Mr. Valim’s performance measures are based on Nextel Brazil’s revenues, OIBDA and cash flow.

EXECUTIVE COMPENSATION

2015 Targets and Calculation of Bonus Payout

To determine bonus amounts earned by our executive officers during the 2015 Plan year, the Compensation Committee met following each fiscal quarter-end to review our financial and operating performance as compared to the applicable performance measures for that quarter and to discuss performance factors and other criteria related to the bonus awards. At each quarterly meeting, the applicable targets set for each performance measure were compared to the results for the quarter in order to determine the appropriate bonus payout percentage, which may range from 0% to 200% depending on the Company’s performance relative to the performance targets. Performance at levels below a minimum threshold for a particular performance measure result in no payout under the 2015 Bonus Plan, and performance at levels above the target threshold will result in a combined payout limited to 200% under the 2015 Bonus Plan. In addition, in order to balance growth and profitability under the 2015 Bonus Plan, the potential payout for each of the first and second quarters could be enhanced if the performance targets were achieved in conjunction with predefined levels of net voice subscriber additions along with a minimum level of loading average revenue per subscriber, as well as for the fourth quarter if the performance targets were achieved in conjunction with predefined levels of Nextel Brazil cash flow.

The bankruptcy court approved the performance measures, weights, and target and minimum thresholds for the cash bonus plan for the named executive officers for the first and second quarters of 2015 in connection with its approval of the key employee incentive plan. The Compensation Committee approved the 2015 quarterly performance targets and intervals for the third and fourth quarters of 2015 based on the Company’s business plan. The performance targets and corresponding intervals are designed to drive Company performance against challenging performance standards, but are not goals that would cause our executives to take inappropriate business risks. In 2015, our quarterly performance targets and minimum thresholds for each of the performance measures were as follows:

	First Quarter		Second Quarter(1)		Third Quarter(1)		Fourth Quarter(1)
Performance Measures	Min.	Target	Min.	Target	Min.	Target	Min.	Target
Consolidated Revenue ($)	610M	677M	426M	473M	334M	371M	—	—
Consolidated OFCF ($)	(157M)	(131M)	(216M)	(180M)	—	—	—	—
Consolidated Cash Flow ($) (before financing)	—	—	—	—	(109M)	(91M)	—	—
Consolidated postpaid voice net additions	—	—	—	—	97k	121k	—	—
Brazil Revenue ($)	—	—	—	—	—	—	209M	246M
Brazil OIBDA ($)	—	—	—	—	—	—	(29M)	(25M)
HQ Cash Flow ($)
(before financing)	—	—	—	—	—	—	(17M)	(14M)
Multiplier
Metric	Brazil & Mexico		Brazil & Mexico				Brazil Cash Flow
	voice net adds		voice net adds			n/a	(before financing)
Range	BR: 188k - 264k		BR: 188k - 263k
	MX: 12k - 52k		MX: 25k - 39k			n/a	(146M)	(132M)
(1)	As adjusted and approved by the Compensation Committee.

In some instances, the Compensation Committee, upon the recommendation of management, makes adjustments to the bonus payments or, if appropriate, the methodology used to calculate the bonus target or our performance relative to the target to take into account, among other things, changes in our Company’s goals and plans and changes in business conditions in the relevant bonus period if it concludes that such adjustments are appropriate and are consistent with our overall goals and strategy. The Compensation Committee adjusted the 2015 bonus targets and payments for the named executive officers to reflect: changes in the Company’s business plan; the sale of Nextel Mexico and the sale of Nextel Argentina; deviations in timing of certain capital expenditures; the reallocation of certain costs between market and headquarter operations; one-time, non-operational items and strategic operational decisions made after the targets were set; and foreign currency translations. For the first and second quarter bonus programs, these adjustments reduced the payouts from 82% to 74% and from 100% to 39% respectively. For the second quarter bonus program, these adjustments resulted in a payout of 12% of target for the named executive officers, although the Company’s performance as compared to the approved metrics for that quarter would have resulted in zero payout.

EXECUTIVE COMPENSATION

2015 Financial Results and Bonus Payouts

The Company’s 2015 results were as follows:

	First Quarter			Second Quarter(1)			Third Quarter(1)			Fourth Quarter(1)
Performance Measures	Target	Results	Payout	Target	Results	Payout	Target	Results	Payout	Target	Results	Payout
Consolidated Revenue ($)	677M	616M	9%	473M	398M	0%	371M	360M	70%	—	—	—
Consolidated OFCF ($)	(131M)	(113M)	114%	(180M)	(269M)	0%	—	—	—	—	—	—
Consolidated Cash Flow ($)
(before financing)	—	—	—	—	—	—	(91M)	(101M)	42%	—	—	—
Consolidated postpaid
voice net additions	—	—	—	—	—	—	121k	38k	0%	—	—	—
Brazil Revenue ($)	—	—	—	—	—	—	—	—	—	246M	235M	95%
Brazil OIBDA ($)	—	—	—	—	—	—	—	—	—	(25M)	3M	212%
HQ Cash Flow ($)
(before financing)	—	—	—	—	—	—	—	—	—	(14M)	(14M)	106%

Multiplier
	Brazil & Mexico			Brazil & Mexico						Brazil Cash Flow
Metric	voice net adds			voice net adds				n/a		(before financing)
	BR: 188k - 264k BR: 19k			BR: 188k - 263k BR: 47k
Range	MX: 12k - 52k MX: 141k		1.7x(2)	MX: 25k - 39k MX: n/a		1x		n/a		(132M)	(59M)	2.0x
Weighted Average
Payout (as percentage
of target)	74%			12%(3)			39%			200%
(1)	As adjusted and approved by the Compensation Committee.
(2)	Bonus kicker (170%) applied to revenue payout in accordance with voice net subscriber additions and ARPU achievement in Mexico and Brazil.
(3)	The Compensation Committee approved a payout of 12% of target for the named executive officers for the second quarter bonus plan.

Based on the foregoing, the bonuses awarded to the named executive officers with respect to our performance in 2015 were as follows:

Name	2015 Bonus Plan Achievement	2015 Actual Bonus Payout ($)	Bonus Payout Percentage (% of Target)
Steven Shindler(1)	81%	1,165,354	92%
Daniel Freiman(2)	81%	333,649	74%
Francisco Valim(3)	N/A	302,969	100%
David Trusinkski(4)	81%	386,444	77%
Shana Smith(5)	81%	334,907	74%
Juan Figuereo(6)	81%	265,547	31%
Gokul Hemmady(6)	81%	312,621	31%
(1)	Mr. Shindler’s bonus payout percentage of target was impacted by the reduction in his target bonus from 195% to 130% of base salary during 2015 in light of the Company’s emergence from bankruptcy.
(2)	Mr. Freiman’s bonus payout percentage of target was impacted by the increase in his target bonus from 75% to 100% of base salary during 2015 in connection with his promotion to chief financial officer.
(3)	Mr. Valim joined Nextel Brazil on August 25, 2015 and did not participate in the 2015 Bonus Plan. Mr. Valim was eligible for a pro-rated 2015 bonus equal to 50% of his base salary based on performance metrics set forth in his employment agreement. He earned 100% of the pro-rated bonus.
(4)	Mr. Truzinski’s bonus payout percentage of target was impacted by the increase in his target bonus from 90% to 100% of base salary during 2015 in connection with additional roles and responsibilities assumed in connection with the restructuring of our senior executive team.
(5)	Mrs. Smith’s target bonus percentage of target was impacted by the increase in her target bonus from 75% to 100% of base salary during 2015 in connection with her promotion to general counsel.
(6)	Pursuant to the terms of the Company’s Severance Plan, Messrs. Figuereo and Hemmady were eligible for a pro-rated bonus based on time served.

EXECUTIVE COMPENSATION

2015 BANKRUPTCY EMERGENCE BONUS

In connection with our bankruptcy proceedings, the court approved a key employee incentive plan that provided for a potential incentive bonus payout to insiders, as defined by the federal bankruptcy code, should the Company and its subsidiaries successfully emerge from bankruptcy within specified time frames and/or if a sale transaction meeting specified enterprise values was completed. The payout under each program was additive, but the total payout pool was capped at $5.5 million. Voluntary termination would result in forfeiture of all bonus and involuntary terminations without cause would result in a prorated bonus based on the number of days employed during the bankruptcy and asset sale process.

Bankruptcy-Related Metric – Reorganization Metric
8/31/15	7/31/15	6/30/15	5/31/15	4/30/15
$0	$1,000,000	$2,000,000	$3,000,000	$4,000,000

Bankruptcy-Related Metric – Sale Transaction

The sale transaction bonus was earned at the time of the bankruptcy court’s approval of a sale transaction and the amount of the bonus was calculated as 75 basis points of incremental sale value over the threshold of 120% of the plan value of those assets with the sale value representing gross consideration including the assumption of debt after deductions for:

●	all costs and expenses related to the sale;
●	any corporate cash used by the entity or business being sold; and
●	all holdbacks and reductions in proceeds for indemnities, which are added back up on the release of proceeds.

All employees eligible to earn the sale bonus as of the date of court approval of the asset sale are entitled to any portion of the bonus subject to holdbacks upon the subsequent release of the holdbacks regardless of whether they are still in the employment of the Company or its successors as long as the employee was not terminated for cause, but the bonus will not be paid until it otherwise comes due.

On April 30, 2015, we completed the sale of our operations in Mexico, which we refer to as Nextel Mexico, to New Cingular Wireless, an indirect subsidiary of AT&T. The transaction was structured as a sale of all of the outstanding stock of Nextel Mexico for a purchase price of approximately $1.875 billion, including $187.5 million deposited in escrow to satisfy potential indemnification claims. On June 19, 2015, the bankruptcy court entered an order approving and confirming our plan of reorganization, and on June 26, 2015, the conditions of the bankruptcy court’s order and the plan of reorganization were satisfied, the plan of reorganization became effective and we emerged from bankruptcy. The named executive officers earned the following bonuses in connection with the sale of Nextel Mexico and the Company’s emergence from bankruptcy:

Executive	Allocation of Total Payout(1)	Restructuring Bonus (Paid July 2, 2015)	Asset Sale Bonus (Payment Pending)(2)
Steven Shindler	32.34%	$646,785	$357,990
David Truzinski	6.94%	$138,845	$76,850
Daniel Freiman	5.13%	$102,556	$56,764
Shana Smith	5.13%	$102,556	$56,764
Juan Figuereo	14.46%	$289,261	$160,103
Gokul Hemmady	17.03%	$340,539	$188,485
(1)	The bonus pool was allocated among the eligible employees based on each employee’s proportion of target quarterly cash bonus incentive payments at the time the key employee incentive plan was approved by the bankruptcy court.
(2)	These amounts are subject to reduction and will not be paid until the money deposited into an escrow account to satisfy potential indemnification claims is released.

EXECUTIVE COMPENSATION

2015 LONG-TERM EQUITY INCENTIVES

In 2015, in connection with our emergence from bankruptcy, the Compensation Committee awarded emergence grants pursuant to the 2015 Plan to the named executive officers with one-half of the target value of each named executive officer’s long-term equity award in the form of stock options and one-half in the form of restricted stock. The award values were based on internal pay equity and award values and total direct compensation for comparable positions at the Peer Group companies.

In addition, as a result of our plan of reorganization and emergence from bankruptcy, which resulted in no recovery with respect to former equity interests in the Company, the named executive officers did not realize any value or receive any recovery from the long-term incentives granted to them during 2014 or in prior years.

Stock Options

In 2015, one-half of the target total value for our named executive officers’ long-term incentive equity awards was granted in the form of nonqualified stock options that vest ratably over a three-year period and expire after 10 years. The exercise price of each option was the plan of reorganization value of our stock at emergence, or the closing price of our common stock on the date of grant for grants made after our listing on the NASDAQ stock market. The number of options granted was determined by dividing the target value for each executive of the portion of the incentive equity grant to be paid in stock options by the value of each option, which was computed using the Black-Scholes option-pricing model using the plan of reorganization value, or the closing price of our common stock on the date of grant, and using the same assumptions that we use in calculating the compensation expense attributable to such grants under FASB ASC Topic 718.

Restricted Stock

In 2015, one-half of the target value for our named executive officer’s long-term incentive award was granted in the form of restricted stock that vests ratably over a three year period. The number of shares of restricted stock awarded to each executive was determined by dividing the target value for each executive of the portion of the incentive equity grant to be paid in restricted stock by the plan of reorganization value of our stock at emergence, or the closing price of our common stock on the grant date for grants made after our listing on the NASDAQ stock market, which was the fair value computed in accordance with FASB ASC Topic 718.

The grant date value of the annual long-term equity grants provided to each of our named executive officers in 2015 and the percentage of target total direct compensation that the 2015 long-term emergence equity grants represented were as follows:

	Value of 2015	Value of 2015	Percent of Target
	Stock Option	Restricted Stock	Total Direct
Name	Grants ($)	Grant ($)	Compensation
Steven Shindler	3,050,000	3,050,000	73%
Daniel Freiman	600,000	600,000	57%
Francisco Valim	1,500,000	1,500,000	62%
David Truzinski	650,000	650,000	57%
Shana Smith	600,000	600,000	57%

EXECUTIVE COMPENSATION

2015 MANAGEMENT CHANGES

President and Legal Representative, Nextel Brazil

Francisco Tosta Valim Filho was appointed president and legal representative of Nextel Brazil effective August 25, 2015. As is customary in Brazil, Mr. Valim entered into an employment agreement with his employer, Nextel Telecomunicações Ltda. In accordance with his employment agreement, Mr. Valim was granted a base salary of R$2,400,000 ($605,938), a target bonus of R$1,200,000 ($302,969) for 2015 and R$4,800,000 ($1,211,876) starting in 2016, and $3,000,000 in equity awards. The agreement also provides for a payment of $4,500,000 should Mr. Valim be terminated in connection with a change of control of NII Holdings or Nextel Telecomunicações.

Former Executive Vice President, Chief Financial Officer

On June 30, 2015, the Company announced that Juan Figuereo would no longer serve as the Company’s executive vice president, chief financial officer on or before October 1, 2015. In accordance with a severance agreement between Mr. Figuereo and the Company, which is consistent with the terms of the Company’s Severance Plan, Mr. Figuereo received a payment of $566,500, which represents one year of base salary, and $82,851 for his third quarter bonus. In the event that we make a payment pursuant to the key employee incentive plan provided for in our bankruptcy proceedings, we will owe Mr. Figuereo a payout pursuant to the terms and conditions of the plan when payments are made to other eligible employees. Mr. Figuereo did not receive an equity grant in 2015 and is not eligible for any other severance payments or benefits.

Former Chief Operating Officer and President, Nextel Brazil

On June 30, 2015, the Company announced that Gokul Hemmady would no longer serve as the Company’s chief operating officer and president of Nextel Brazil on or before October 1, 2015. In connection with his departure, Mr. Hemmady entered into two agreements with the Company. The first agreement provided for severance benefits consistent with the Company’s Severance Plan equal to one year of base salary and prorated short-term bonus. The second agreement provided for an additional payment of six months of base salary in consideration of his agreement to (a) extend the non-compete, non-solicitation and confidentiality covenants agreed to in his separation agreement for a period of two years after his separation date and (b) remain with the Company to assist in the transition of his roles and responsibilities to his successor and to provide other specified assistance to the Company until the earlier of October 1, 2015 or the date on which the Company determines that such transition has been successfully completed. In connection with these agreements Mr. Hemmady received a payment of $1,000,388, which represents eighteen months of base salary and $97,538 for his third quarter bonus. He also received R$955,641 ($241,275) in legally required severance benefits from Nextel Telecomunicações Ltda. In the event that we make a payment pursuant to the key employee incentive plan provided for in our bankruptcy proceedings, we will owe Mr. Hemmady a payout under the key employee incentive plan pursuant to the terms and conditions of the plan when payments are made to other eligible employees. Mr. Hemmady did not receive an equity grant in 2015 and is not eligible for any further severance payments or benefits.

2016 MANAGEMENT CHANGES

Former Executive Vice President, Chief Digital Officer and Chief Strategy Officer

On January 1, 2016, Mr. Truzinski was severed from his position without cause in connection with the restructuring of our corporate headquarters. In accordance with a severance agreement between Mr. Truzinski and the Company, which is consistent with the terms of the Company’s Severance Plan, Mr. Truzinski received a payment of $500,000, which represents one year of base salary, and $250,000 for his fourth quarter bonus. In the event that we trigger a payment pursuant to the

EXECUTIVE COMPENSATION

key employee incentive plan provided for in our bankruptcy proceedings, we will owe Mr. Truzinski a payout pursuant to the terms and conditions of the plan when payments are made to other eligible employees. Mr. Truzinski is not eligible for any other severance payments or benefits.

COMPENSATION FRAMEWORK

Roles and Responsibilities

The following tables summarize the roles and responsibilities of the Compensation Committee, management and the independent compensation consultant retained by the Compensation Committee in connection with the development and implementation of our compensation program for our executive officers.

Compensation Committee (3 Independent Directors)

Quarterly reviews and approves corporate goals and objectives with respect to our executive officers’ compensation.

Annually reviews and approves the evaluation process and compensation structures with respect to our executive officers’ compensation.

Evaluates our performance in light of the Committee’s established goals and objectives.

Approves the annual compensation for our executive officers, considering the recommendations made by the chief executive officer (for compensation other than his own) and the independent compensation consultant.

Evaluates the performance of the chief executive officer relative to the performance goals determined by the Board.

Management

Recommends the compensation structure for the Company’s executive officers.

Chief executive officer recommends the level of annual compensation for the Company’s executive officers (other than the chief executive officer).

Chief executive officer evaluates each executive officer’s performance of their respective business or function and their retention considerations (other than for the chief executive officer).

Provides input to the Compensation Committee on the strategy, design and funding of our incentive compensation plans.

Makes plan design recommendations for broad-based benefit programs in which our executive officers participate.

Independent Compensation Consultant

Conducts annual review of our executive compensation program, advising on the external competitiveness of our executive compensation packages and practices.

Provides data relating to total compensation levels and relative amounts of cash and equity compensation earned by executives in comparable positions within the Peer Group.

Provides a comparison of our performance with that of our Peer Group over one and three year periods with respect to various performance measures.

Provides no services to our company other than those provided directly to or on behalf of the Compensation Committee.

Performs other work at the direction and under the supervision of the Committee.

Reviews and reports on Compensation Committee materials, participates in Compensation Committee meetings and communicates with the chair of the Compensation Committee between meetings as requested.

EXECUTIVE COMPENSATION

Compensation Committee Consultant and Independence

The Compensation Committee considers the advice of its independent compensation consultant, together with information and analysis from management and its own judgment and experience, when evaluating the Company’s executive compensation program. In 2015, the Compensation Committee was advised by Pearl Meyer & Partners.

Use of Comparative Industry Data

In order to design our compensation programs, the Compensation Committee reviews the executive salaries, compensation structures and the financial performance of comparable corporations in a designated Peer Group established by the Compensation Committee. As part of its annual compensation process, with assistance from Pearl Meyer & Partners, the Compensation Committee evaluated the Company’s historical peer group in order to ensure that the most appropriate industry data was utilized in the evaluation of the Company’s compensation programs. The Committee focused on ensuring that our Peer Group companies operated in the telecommunication or broader technology industries and recognized revenues within 50% to 200% of the Company’s estimated revenue for 2015 and low-to-moderate earnings before income, taxes, depreciation and amortization margin. The Committee also sought to ensure some year-over-year consistency in the Peer Group, a reasonable market capitalization to revenue multiple and that our Peer Group companies maintained a significant international presence with exposure to foreign currency fluctuations. Based on these criteria and the advice and recommendations provided by Pearl Meyer & Partners, the Compensation Committee approved the following Peer Group for 2015:

Broca de Communications Systems, Inc.	IDT Corporation
CA, Inc.	Juniper Networks, Inc.
Ciena Corporation	NTELOS Holdings Corp.
Cincinnati Bell Inc.	Polycom, Inc.
CommScope Holding Company, Inc.	Telephone & Data Systems, Inc.
Consolidated Communications Holdings	United States Cellular Corporation
Fairpoint Communications, Inc.	ViaSat Inc.
Frontier Communications Corporation	Vonage Holdings Corporation
General Communication Inc.	Windstream Holdings, Inc.
Harris Corporation

To assess the competitiveness of our executive compensation programs, we analyze Peer Group compensation data included in proxy statements or other public filings as well as compensation and benefits survey data developed by global compensation consulting firms. As part of this process, we measure pay levels within each of our three primary elements of compensation (base salary, target bonus and equity incentive grants) and in the aggregate. We also review the mix of our compensation attributable to these elements with respect to their characteristics including fixed versus variable, short-term versus long-term, and cash versus equity-based pay. The Compensation Committee generally compares the compensation of each named executive officer in relation to various percentiles reflected in the Peer Group data for similar positions based on proxy ranking and job title and responsibilities.

EXECUTIVE COMPENSATION

ADDITIONAL COMPENSATION AND COMPENSATION PLANS

Benefits

In the United States, the named executive officers participate in the same benefit plans as the general employee population of the Company. International plans vary, and incremental amounts paid to executives who work outside the United States pursuant to foreign government required programs, including mandatory vacation allowances and retirement benefits, or to compensate them for the additional costs and other obligations relating to those assignments, such as amounts paid for security services, housing costs, travel costs and certain related tax obligations, are not taken into consideration in determining base salary and are not used in calculating the annual target bonus amounts or in determining those executives’ target total direct compensation. In general, benefits are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death, and to provide a reasonable level of retirement income based on years of service with the Company. Benefits help keep employees focused on serving the Company and not distracted by matters related to paying for health care, saving for retirement or similar issues.

Retirement, Deferred Compensation and Pension Plans

Our executive officers who are eligible may participate at their election in our 401(k) retirement savings plan that provides employees with an opportunity to contribute a portion of their cash compensation to the plan on a tax-deferred basis to be invested in specified investment options and distributed upon their retirement. Consistent with the 401(k) plan, we match 100% of each employee’s contributions to the 401(k) plan up to a maximum of 4% of the employee’s eligible annual compensation. Our matching contribution for 2015 for named executive officers was $63,600 in the aggregate.

We do not have any pension plans that entitle our named executive officers to additional benefits. In addition, we have not adopted a supplemental executive retirement plan or other “excess plan” that pays benefits to highly compensated executives whose salaries exceed the Internal Revenue Service’s maximum allowable salary for qualified plans, and we do not have any nonqualified deferred compensation plans.

Severance Plans

We have two severance plans that provide for the payment of severance benefits to our U.S.-based employees, including our U.S.-based executive officers, if their employment is terminated in specified circumstances. One plan provides for the payment of severance benefits if the executive officer’s employment is terminated without cause for certain reasons and the other plan provides for the payment of severance benefits if the executive officer’s employment is terminated without cause, or if the executive officer of the Company terminates his or her employment with good reason, in connection with or following a change of control. The two severance plans are mutually exclusive meaning that an executive may be eligible to receive payments under one or the other of the plans depending on the circumstances surrounding the termination of the executive’s employment, but it is not possible for an executive to receive payments under both plans. While the Compensation Committee generally does not take into account the potential payments to executives under our severance plans, including termination and change of control arrangements, in performing its annual evaluation of the target total direct compensation that may be realized by our executive officers, the Compensation Committee believes that the terms of these arrangements are generally consistent with those offered by similarly situated companies including those in the Peer Group. A description of the terms of our severance plans, the specific circumstances that trigger payment of benefits, an estimate of benefits payable upon the occurrence of those triggering events and other information relating to such plans can be found below under the caption “Executive Compensation - Potential Payments under Severance Plans.”

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION GOVERNANCE PRACTICES

We believe that our compensation programs should ensure that our executives remain accountable for business results and take responsibility for the assets of the business and its employees. Consistent with these objectives, our Board has incorporated the following governance features into our compensation governance programs.

COMPENSATION RISK MITIGATION

The Company’s executive compensation program includes features designed to discourage executives from taking unnecessary risks that could harm the financial health and viability of the Company, including:

●	Balanced Performance Measures. The Compensation Committee believes that the performance criteria used in our 2015 Bonus Plan strike an appropriate balance between growth and profitability and mitigate risk to the Company because actions taken to improve our performance with respect to one of the criteria would normally be expected to have a corresponding negative impact on other criteria. For example, if management were to implement promotional programs designed to aggressively pursue growth in revenue, those actions would be expected to increase expenses, resulting in a potential deterioration in operational free cash flow in the short term.
●	Emphasis on Long-Term Stockholder Value. Long-term incentive awards focus executives on creating long-term stockholder value and delivering exceptional long-term operating results. These awards align the interests of our executive officers with those of our stockholders.

The Compensation Committee reviewed the risk profile of our compensation policies and practices and determined that our compensation programs are not reasonably likely to have a material adverse effect on the Company.

TAX DEDUCTIBILITY UNDER SECTION 162(m)

Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of non-performance-based compensation in excess of $1 million paid to certain named executive officers of public companies. The Compensation Committee has implemented a compensation program that links a substantial portion of each executive’s compensation to performance, but has not implemented a policy that limits the amount of compensation based on the limitations of Section 162(m). We intend to qualify executive compensation for deductibility under Section 162(m) if doing so is consistent with our best interests and the interests of our stockholders.

TRADING AND DERIVATIVES POLICY

The Board has adopted a policy prohibiting our directors, officers and members of their immediate families from entering into any transactions in our securities without first obtaining pre-clearance of the transaction from our general counsel. In addition, we prohibit directors and employees from engaging in any transaction involving our common stock that may be viewed as speculative, including buying or selling puts, calls or options, short sales, hedging transactions or purchases of our common stock on margin.

EMPLOYMENT AGREEMENTS

Generally, we do not enter into employment contracts with our employees. Our foreign subsidiaries enter into employment contracts with their employees where required or customary based on local law or practice. As is customary for executives in Brazil, Nextel Telecomunicações Ltda., our Brazilian subsidiary, has entered into an employment agreement with Mr. Valim in connection with his service as president of Nextel Brazil. The terms of Mr. Valim’s employment agreement are summarized under “2015 Management Changes - President, Nextel Brazil.” We do not have employment contracts with any of our other named executive officers.

EXECUTIVE COMPENSATION

TIMING OF LONG-TERM INCENTIVE AWARDS

In 2015, our annual equity grants were made to our employees, executive officers and directors at our emergence from bankruptcy proceedings on June 26, 2015. The number of options and shares of restricted stock awarded and the exercise price of the stock options granted were based on the value of our common stock established by our plan of reorganization of $20.678 per share. We do not expect to grant long-term incentive awards to our employees, executive officers and directors in 2016.

It is the policy of the Compensation Committee not to use information relating to our results when determining the amount, timing or other characteristics of our annual equity grants to employees, executive officers and directors. Historically, we have granted our annual long-term incentive awards in April, regardless of the content or timing of the issuance of the first quarter earnings release. Although our quarterly financial results may have an impact on the market price of our common stock, and therefore the number of options and shares of restricted stock and restricted stock units awarded as well as the exercise price of the option awarded, historically we have used the April board meeting to grant our annual long-term incentive awards and generally believe that a consistent application of our granting practices from year to year is appropriate. The equity grants by the Compensation Committee are designed to create incentives for the creation of long-term stockholder value and contain delayed vesting provisions that prevent any advantages from short-term fluctuations in the market price of our common stock.

We have not planned in the past, nor do we plan in the future, to time the release of material non-public information for the purpose of affecting the value of executive compensation. We do not have a practice of setting the exercise price of options based on the stock price on any date other than the grant date, nor do we use a formula or any other method to select an exercise price of options based on a period before, after or surrounding the grant date. Nonqualified stock options are always granted at the closing price of our common stock on the date of grant.

NO REPRICING OPTIONS

The 2015 Incentive Compensation Plan (the “2015 Plan”) approved by our stockholders in connection with the approval of our plan of reorganization prohibits the repricing of stock options governed by the 2015 Plan.

COMPENSATION RECOUPMENT POLICY

The Compensation Committee believes that the Company’s compensation programs should provide for the reduction or recovery of certain incentive payments made to our executives in the event our financial statements were to be restated in the future in a manner that would have negatively impacted the size or payment of the award at the time of payment. Although the Compensation Committee has not adopted a formal policy in addition to remedies available under applicable law, the Compensation Committee intends to adopt a policy to recover payments in compliance with the rules issued by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act when such rules are finalized. As described above, long-term equity incentives comprise a significant portion of our executives’ target direct compensation and when combined with our ownership guidelines, subject our executives to substantial financial risk should there be a material negative restatement of our financial results.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and Principal		Salary	Bonus(1)	Awards(2)	Awards(2)	Compensation(3)	Compensation(4)	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)
Steven Shindler	2015	969,646	1,004,774	3,050,005	3,050,003	1,165,354	18,549	9,258,331
Chief Executive Officer	2014	945,996	—	423,876	466,420	1,437,323	9,483	3,283,098
	2013	945,996	—	999,995	—	245,959	23,792	2,215,742
Daniel Freiman	2015	419,875	159,320	600,007	600,014	333,649	10,600	2,123,465
Chief Financial Officer
Francisco Valim(5)	2015	201,979	302,969	1,500,003	1,500,001	—	221,858	3,726,810
President, Nextel Brazil
David Truzinski	2015	470,501	215,695	650,013	650,004	386,444	10,600	2,383,257
Former Executive Vice
President, Chief Digital
Officer and Chief
Strategy Officer
Shana Smith	2015	423,125	159,320	600,007	600,014	334,907	10,600	2,127,973
General Counsel and
Corporate Secretary
Juan Figuereo	2015	424,304	449,364	—	—	265,547	611,236	1,750,451
Former Executive	2014	550,000	—	92,261	64,895	642,813	13,032	1,363,001
Vice President, Chief	2013	550,000	—	933,340	466,673	110,000	31,394	2,091,407
Financial Officer
Gokul Hemmady	2015	499,521	529,024	—	—	312,621	1,669,605	3,010,771
Former Chief Operating	2014	647,500	—	128,835	90,620	756,765	785,053	2,408,773
Officer and President,	2013	647,500	—	1,303,330	651,666	129,500	329,293	3,061,289
Nextel Brazil
(1)	The amounts in this column for Messrs. Shindler, Freiman, Truzinski, Figuereo and Hemmady and Mrs. Smith reflect the bankruptcy emergence and asset sale bonuses earned in 2015. The bankruptcy emergence bonus was paid on July 2, 2015, but the asset sale bonus is pending the release of funds escrowed for indemnification and subject to reduction based on amounts paid for indemnification claims. Mr. Valim's amount reflects the bonus that he received, pursuant to his employment agreement, at the submission and acceptance of the Nextel Brazil business plan by our Board of Directors.
(2)	The amounts in these columns represent the value of the stock options and restricted stock granted to executives in the current year on the date of grant. Our common stock was not listed on an exchange on our date of emergence, and the number of shares awarded to Messrs. Shindler, Freiman and Truzinski and Mrs. Smith was determined using the value of our common stock established by our plan of reorganization of $20.678 per share. Our common stock was listed on the NASDAQ stock market on July 6, 2015 and the grant date fair value of the awards made on June 26, 2015, computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718), but disregarding estimated forfeitures related to service-based vesting conditions, was $16.00 per share, based on trades immediately following the listing of our common stock on the NASDAQ stock market. The grant date fair value of Mr. Valim’s shares listed in the columns above is computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718), but disregarding estimated forfeitures related to service-based vesting conditions and based on the closing price of our common stock on the NASDAQ stock market on the date of grant, November 9, 2015, of $6.57.
The restricted awards and stock options granted in 2014 and 2013 were canceled without recovery in connection with our plan of reorganization and emergence from bankruptcy.
(3)	The amounts in this column represent the bonus that we paid under the Bonus Plans in effect in 2013, 2014 and 2015. The bonus is determined based on a target bonus amount, which is a predetermined percentage of base salary, and is adjusted based on achievement of operating unit and/or consolidated performance goals and for 2013 and 2014 personal performance.

EXECUTIVE COMPENSATION

(4)	Consists of: (a) amounts contributed by us under our 401(k) plan, (b) in the case of Messrs. Valim and Hemmady, amounts contributed by Nextel Brazil to the Fundo de Garantia de Tempo de Servico, or FGTS, and for Mr. Valim to a private savings plan, (c) perquisites and other personal benefits described in more detail below, (d) severance payments and (e) tax gross-up payments made in connection with the foregoing:
	Year	Company Contributions to 401(k) Plan ($)	Company Contributions to Government Plans ($)	Company Contributions to Private Savings Plan ($)(a)	Perquisites and Other Personal Benefits ($)(b)	Tax Gross-Up Payments ($)(c)	Severance Payments ($)
Mr. Shindler	2015	10,600	N/A	N/A	7,949	—	N/A
	2014	—	N/A	N/A	9,483	—	N/A
	2013	—	N/A	N/A	22,046	1,745	N/A
Mr. Freiman	2015	10,600	N/A	N/A	—	—	N/A

Mr. Valim	2015	N/A	41,266	18,644	161,948	—	N/A

Mr. Truzinski	2015	10,600	N/A	N/A	—	—	N/A

Mrs. Smith	2015	10,600	N/A	N/A	—	—	N/A

Mr. Figuereo	2015	10,600	N/A	N/A	—	—	600,636
	2014	10,400	N/A	N/A	1,977	654	N/A
	2013	9,167	N/A	N/A	14,952	7,276	N/A
Mr. Hemmady	2015	10,600	39,614	N/A	328,207	42,445	1,248,739
	2014	8,944	46,817	N/A	524,147	205,145	N/A
	2013	10,200	N/A	N/A	304,606	14,487	N/A
a)

Represents the contribution by Nextel Brazil to a private savings program designed to complement Brazilian social security in which Nextel Brazil matches employee contributions up to 10% of an employee’s annual salary. The employer contribution vests based on length of service.

	b)	The dollar value of perquisites and other personal benefits received by Messrs. Valim and Hemmady each exceeded $10,000 in 2015.
The perquisites and other personal benefits paid to Mr. Valim in 2015 consist of an annual allowance for an automobile supplied by Nextel Brazil, including related maintenance and fuel, which is a customary element of compensation for senior executives in Brazil and which had an incremental cost to Nextel Brazil of $128,285; $33,062 for medical, dental and other customary executive insurance; and meal vouchers. These benefits are paid to Mr. Valim in Brazilian Reais, the amounts of which are reflected in the Benefits column of the table above and the All Other Compensation column of the Summary Compensation Table in U.S. Dollars based on the average exchange rate of 3.9608 Brazilian Reais to 1.00 U.S. Dollar for 2015.

Pursuant to an international assignment agreement with Mr. Hemmady, who is a U.S. citizen, we agreed to provide certain benefits and expatriation/repatriation assistance for the period of his assignment in Brazil that are reflected as perquisites and other personal benefits. Some of these benefits are paid to Mr. Hemmady or to third parties on Mr. Hemmady's behalf in Brazilian Reais, the amounts of which are reflected in the Benefits column of the table above and the All Other Compensation column of the Summary Compensation Table in U.S. Dollars based on the average exchange rate of 3.9608 Brazilian Reais to 1.00 U.S. Dollar for 2015. Perquisites and other personal benefits received by Mr. Hemmady in 2015 consist of $107,792 for housing and utilities; $144,076 representing Mr. Hemmady’s foreign services differential; $27,477 for expenses relating to an automobile and driver supplied by Nextel Brazil, including maintenance and fuel; $44,753 for medical, dental and other customary executive insurance; and $4,109 for language training. We also provided Mr. Hemmady with tax counseling and made tax equalization payments on his behalf so that Mr. Hemmady pays the same taxes as he would as a U.S. citizen working in the U.S.

	c)	Tax gross up payments in 2015 reflect amounts paid for Mr. Hemmady for tax equalization, housing allowance and language courses.
(5)	Mr. Valim joined Nextel Brazil on August 25, 2015. Mr. Valim's salary, bonus and benefits, other than his equity grants, were paid in Brazilian Reais. As a result, the amount of compensation provided to Mr. Valim as reflected in U.S. Dollars in the Salary, Bonus and All Other Compensation columns varies based on the applicable exchange rate of the Brazilian Real relative to the U.S Dollar. Mr. Valim's compensation as reported in U.S Dollars can vary significantly with no actual change to the compensation paid to Mr. Valim in Brazilian currency if the exchange rates are volatile. The amounts for Mr. Valim reflected in the Salary, Bonus and All Other Compensation columns in the table above are based on the average exchange rate of 3.9608 Brazilian Reais to 1.00 U.S. Dollar for 2015.

EXECUTIVE COMPENSATION

GRANTS OF PLAN-BASED AWARDS TABLE

In the table below and discussion that follows, we summarize the cash incentive bonus payments, and grants of stock options and restricted stock to each of the named executive officers during 2015. Our 2015 Bonus Plan does not provide for payouts in fiscal years after 2015, and this year we have not issued any performance-based equity incentive plan awards.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name		Grant Date	Threshold ($)	Target ($)	Maximum ($)	or Units (#)	Options (#)	Awards ($/sh)	Awards(2) ($)
Steven Shindler	Annual Bonus		0	1,266,689	2,533,378	N/A	N/A	N/A	N/A
	Restricted Stock	6/26/2015	N/A	N/A	N/A	147,500	N/A	N/A	3,050,005
	Stock Options	6/26/2015	N/A	N/A	N/A	N/A	425,384	20.678	3,050,003
Daniel Freiman	Annual Bonus		0	450,000	900,000	N/A	N/A	N/A	N/A
	Restricted Stock	6/26/2015	N/A	N/A	N/A	29,017	N/A	N/A	600,007
	Stock Options	6/26/2015	N/A	N/A	N/A	N/A	83,683	20.678	600,014
Francisco Valim(3)	Annual Bonus		0	0	0	0	0	0	0
	Restricted Stock	11/9/2015	N/A	N/A	N/A	228,311	N/A	N/A	1,500,003
	Stock Options	11/9/2015	N/A	N/A	N/A	N/A	574,713	6.57	1,500,001
David Truzinski	Annual Bonus		0	500,000	1,000,000	N/A	N/A	N/A	N/A
	Restricted Stock	6/26/2015	N/A	N/A	N/A	31,435	N/A	N/A	650,013
	Stock Options	6/26/2015	N/A	N/A	N/A	N/A	90,656	20.678	650,004
Shana Smith	Annual Bonus		0	450,000	900,000	N/A	N/A	N/A	N/A
	Restricted Stock	6/26/2015	N/A	N/A	N/A	29,017	N/A	N/A	600,007
	Stock Options	6/26/2015	N/A	N/A	N/A	N/A	83,683	20.678	600,014
Juan Figuereo	Annual Bonus		0	849,750	1,699,500	N/A	N/A	N/A	N/A
	Restricted Stock	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Stock Options	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Gokul Hemmady	Annual Bonus		0	1,000,388	2,000,775	N/A	N/A	N/A	N/A
	Restricted Stock	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Stock Options	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
(1)	The amounts reflect the potential range of payouts pursuant to the 2015 Bonus Plan. The actual amounts of the payments made under this plan to the named executive officers are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
(2)	The amounts in these columns represent the value of the stock options and restricted stock granted to executives in the current year on the date of grant. Our common stock was not listed on an exchange on our date of emergence, and the number of shares awarded to Messrs. Shindler, Freiman and Truzinski and Mrs. Smith was determined using the value of our common stock established by our plan of reorganization of $20.678 per share. Our common stock was listed on the NASDAQ stock market on July 6, 2015 and the grant date fair value of the awards made on June 26, 2015, computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718), but disregarding estimated forfeitures related to service-based vesting conditions, was $16.00 per share, based on trades immediately following the listing of our common stock on the NASDAQ stock market. The grant date fair value of Mr. Valim’s shares listed in the columns above is computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718), but disregarding estimated forfeitures related to service-based vesting conditions and based on the closing price of our common stock on the NASDAQ stock market on the date of grant, November 9, 2015, of $6.57.
(3)	Mr. Valim will be eligible to participate in the 2016 Bonus Plan beginning on January 1, 2016. In 2015, Mr. Valim was eligible for an individualized bonus based on performance measures set forth in his employment agreement.

EXECUTIVE COMPENSATION

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2015 TABLE

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)
Steven Shindler	6/26/2015	—	425,384	(2)	20.6780	6/26/2025	147,500	(4)	744,875
Daniel Freiman	6/26/2015	—	83,683	(2)	20.6780	6/26/2025	29,017	(4)	146,536
Francisco Valim	11/9/2015	—	574,713	(3)	6.5700	11/9/2025	228,311	(5)	1,152,971
David Truzinski	6/26/2015	—	90,656	(2)	20.6780	6/26/2025	31,435	(4)	158,747
Shana Smith	6/26/2015	—	83,683	(2)	20.6780	6/26/2025	29,017	(4)	146,536
Juan Figuereo(6)	—	—	—		—	—	—		—
Gokul Hemmady(6)	—	—	—		—	—	—		—
(1)	The market value of the restricted stock is based on the reported $5.05 closing price of a share of our common stock as reported on the NASDAQ stock market on December 31, 2015. The long-term equity incentives disclosed in this table reflect the current fair value of our outstanding equity awards.
(2)	Stock option award vests 33 1/3% on each of June 26, 2016, June 26, 2017 and June 26, 2018.
(3)	Stock option award vests 33 1/3% on each of November 9, 2016, November 9, 2017 and November 9, 2018.
(4)	Restricted Stock vests 33 1/3% on each of June 26, 2016, June 26, 2017 and June 26, 2018.
(5)	Restricted Stock vests 33 1/3% on each of November 9, 2016, November 9, 2017 and November 9, 2018.
(6)	Messrs. Figuereo and Hemmady were not granted equity awards in 2015.

OPTION EXERCISES AND STOCK VESTED

None of our executive officers had exercisable options or restricted stock vest in 2015.

PENSION BENEFITS AND NONQUALIFIED DEFERRED COMPENSATION

The Company does not offer pension benefits or a deferred compensation plan.

POTENTIAL PAYMENTS UNDER SEVERANCE PLANS

We have arrangements with each of our U.S.-based named executive officers under our Change of Control Severance Plan that provide for payments and benefits if an executive officer’s employment is terminated in connection with the occurrence of certain events involving a change in control. In addition, we have an obligation to make payments and provide certain benefits to our U.S.-based named executive officers under our Severance Plan, the 2015 Plan and Separation and Release Agreements between the Company and Messrs. Shindler and Freiman and Mrs. Smith resulting from termination of employment upon the occurrence of certain events. The following is a summary of the payments that we or our successor may make under each of these arrangements.

EXECUTIVE COMPENSATION

PAYMENTS UPON TERMINATION OF EMPLOYMENT

Each of our U.S.-based named executive officers is covered by our Change of Control Severance Plan and our Severance Plan. The Change of Control Severance Plan provides for the payment of certain benefits if an executive officer’s employment is terminated by the Company without cause or by the executive officer for good reason in connection with a change of control. No benefits are required to be paid unless the executive officer’s employment is terminated. The named executive officers are also entitled to severance benefits if their employment is terminated by the Company in specified circumstances under the Severance Plan. Although the benefits under the Severance Plan apply without regard to whether any change of control has occurred or is pending, the Change of Control Severance Plan provides that employees entitled to receive amounts paid under the Change of Control Severance Plan will not be entitled to cash severance under any other severance plan, including the Severance Plan. Messrs. Shindler and Freiman and Mrs. Smith have additional severance benefits pursuant to Separation and Release Agreements that provide for the payment of one additional year of base salary in addition to the benefits provided by our Severance Plan. Mr. Valim is an employee of Nextel Brazil and is not eligible to receive benefits under the Change of Control Severance Plan and Severance Plan. Mr. Valim’s termination benefits are as set forth in his employment agreement and as required by Brazilian law. Pursuant to his employment agreement, Mr. Valim will receive separation payments if his employment is terminated in connection with a change of control.

Certain of the named executive officers have also received awards of stock options and restricted stock under the 2015 Plan, which contains provisions that may accelerate the vesting of awards made to a named executive officer if we terminate the executive officer’s employment with us, or if the executive officer terminates his or her employment with us for good reason in connection with a change of control.

Except as noted below, we otherwise have not entered into any employment agreements or other arrangements that provide for benefits in connection with a termination of employment of our named executive officers.

EXECUTIVE COMPENSATION

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT

PAYMENTS UPON TERMINATION OF EMPLOYMENT

The following table shows the estimated amount of the payments to be made to each of the named executive officers upon termination of their employment in connection with a change of control under the Change of Control Severance Plan, their involuntary termination under the Severance Plan or upon their termination in connection with their death, disability or retirement, except for Messrs. Truzinski, Figuereo and Hemmady for whom we included actual severance benefits received in connection with involuntary separations without cause. For purposes of calculating the value of the benefits for the named executive officers other than Messrs. Truzinski, Figuereo and Hemmady, we have assumed that the triggering event for payment occurred under each of the arrangements as of December 31, 2015. The footnotes to the table contain an explanation of the assumptions made by us to calculate the payments, and the discussion that follows the table provides additional details on these arrangements.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT

Termination Event(1)	Base Salary (2) ($)	Bonus(3) ($)	Other Payments (4) ($)	Equity Awards(5) ($)	Total(6) ($)
Change of Control Severance Plan - Termination
by Executive for Good Reason or by the Company
Without Cause(7)
Steven Shindler	1,948,752	3,166,721	48,069	744,875	5,908,417
Daniel Freiman	900,000	1,125,000	48,069	146,536	2,219,605
Francisco Valim(8)	N/A	N/A	4,500,000	1,152,971	5,652,971
Shana Smith	900,000	1,125,000	48,069	146,536	2,219,605
Severance Plan - Involuntary Termination(9)
Steven Shindler	974,376	633,344	974,376	127,891	2,709,987
Daniel Freiman	450,000	225,000	450,000	25,159	1,150,159
Francisco Valim(8)	N/A	N/A	N/A	197,955	197,955
David Truzinski(10)	500,000	250,000	—	27,401	777,401
Shana Smith	450,000	225,000	450,000	25,159	1,150,159
Juan Figuereo(11)	566,500	82,851	—	—	649,351
Gokul Hemmady(12)	666,925	97,538	574,738	—	1,339,201
Death, Disability or Retirement
Steven Shindler	—	—	—	744,875	744,875
Daniel Freiman	—	—	—	146,536	146,536
Francisco Valim(8)	—	—	—	1,152,971	1,152,971
Shana Smith	—	—	—	146,536	146,536
(1)	The Change of Control Severance Plan and Severance Plan provide benefits for employees of NII Holdings. No payments are required to be made to any named executive officer under the Change of Control Severance Plan or the Severance Plan if the executive is terminated for cause or if the executive voluntarily terminates his employment (other than for good reason in connection with a change of control under the Change of Control Severance Plan). The Change of Control Severance Plan provides that employees entitled to receive payments under the Change of Control Severance Plan will not also be entitled to severance under the Severance Plan. Mr. Valim is an employee of Nextel Brazil and is not eligible to receive benefits under the Change of Control Severance Plan or the Severance Plan. Mr. Valim’s termination benefits are as set forth in his employment agreement and as required by Brazilian law. Equity awards have been granted to the named executive officers pursuant to our 2015 Plan, and the 2015 Plan and grant agreements apply to equity awards held by all named executive officers.
(2)	Amounts included in this column reflect the portion of the severance payment attributable to base salary. Amounts attributable to the target bonus are included in the “Bonus” column (see note 3 below). The severance payment under the Change of Control Severance Plan for U.S.-based named executive officers is 200% of the executive’s annual base salary on the day immediately preceding the change of control.
The severance payment under the Severance Plan for the U.S.-based named executive officers is 12 months of the named executive officer’s annualized base salary at the time of termination.

EXECUTIVE COMPENSATION

(3)	Amounts included in this column reflect the portion of the severance payment attributable to the target bonus. The portion of the severance payment attributable to base salary is included in the “Base Salary” column (see note 2 above). Under the Change of Control Severance Plan, upon termination each U.S.-based executive is entitled to receive as part of the severance payment 200% of the executive’s annual target bonus on the day immediately preceding the change of control as well as an amount equal to a prorated portion of the target bonus payment for the period ending on the termination event.
The Severance Plan provides for the payment of an amount equal to a prorated portion of the actual bonus payment earned for the period ending on the termination event for each U.S.-based named executive officer, payable when bonuses are paid to all other eligible employees.
(4)	Other Payments for the U.S.-based named executive officers with respect to the Change of Control Severance Plan include 18 months of COBRA health insurance and six months of outplacement counseling assistance. The U.S.-based executive officers are also eligible for reimbursement of legal, accounting and other fees incurred by the executive in a good faith effort to obtain the benefits provided for under the Change of Control Severance Plan; no amounts have been included in the “Other Payments” column for these potential payments.
For Mr. Valim, Other Payments include an enhanced severance protection of $4,500,000, which includes any severance or termination payment required under Brazilian law, as provided for in his employment agreement and triggered if Mr. Valim is severed in connection with a change of control of NII Holdings or Nextel Brazil.
For Messrs. Shindler and Freiman and Mrs. Smith, Other Payments under Severance Plan – Involuntary Termination include an additional 12 months of annualized base salary at the time of termination, as provided for in their Separation and Release Agreements.
For Mr. Hemmady, Other Payments include an additional six months of base salary and severance as required under Brazilian law as further described in note 12 below.
(5)	All outstanding options had an option exercise price above the closing price of our common stock on the NASDAQ stock market of $5.05 on December 31, 2015. Amounts included in the Equity Awards column reflect the value of restricted stock calculated using the closing price of our common stock on December 31, 2015 multiplied by the shares whose vesting or payment are prorated or accelerated upon the triggering event.
In a change of control situation, we have assumed that the surviving entity has elected not to assume, replace or convert any of the awards made under the 2015 Plan. As described in more detail below, the 2015 Plan provides for the vesting of all unvested options and restricted stock in specific circumstances following a change of control of the Company. The 2015 Plan and the grant agreements made under that plan provide for a pro rata vesting of outstanding awards if an employee is terminated without cause based on the number of days served. The 2015 Plan and the grant agreements made under that plan also provide that outstanding and unvested options and restricted stock will vest upon an employee’s death, disability, and if the employee retires at or after age 65 or at an earlier age with the consent of the Compensation Committee, with vested options remaining exercisable for a period of one year after the date the employee ceases to be an employee of the Company or its subsidiary. The 2015 Plan and the grant agreements also provide for continued exercisability of vested options for a period of 90 days from the employee’s date of termination in all other situations.
(6)	In addition to the amounts specified in this column, upon termination in each of the circumstances noted, the executive officer is entitled to receive base salary and cash or non-cash benefits earned prior to the date of the named executive officer’s termination, including payments with respect to accrued and unused vacation time and any reimbursements for the reasonable and necessary business expenses incurred by the named executive officer prior to termination.
(7)	Change of Control Severance Plan — Termination by Executive for Good Reason or by the Company Without Cause describes the benefits payable to our U.S.-based named executive officers if the named executive officer voluntarily terminates his or her employment for good reason in connection with a change of control or if the named executive officer’s employment is terminated without cause by us or the surviving entity in connection with a change of control as described below in “Change of Control Severance Plan.” This section also describes the benefits provided for in our 2015 Plan and the grant agreements made under that plan that apply to all named executive officers in connection with a termination by an executive for good reason or by the Company without cause in connection with a change of control.

In cases in which a U.S.-based named executive officer’s employment is terminated by us or the surviving entity in connection with a change of control, each named executive officer will be entitled to a severance payment under the Change of Control Severance Plan, but not the Severance Plan.

As an employee of Nextel Brazil, Mr. Valim is not eligible to receive benefits pursuant to the Change of Control Severance Plan, and we have included the enhanced severance payment due to Mr. Valim under his employment agreement in connection with a change of control of the Company or Nextel Brazil under the “Other Payments” column of this section.

(8)	Mr. Valim is an employee of Nextel Brazil and is not eligible for benefits under the Change of Control Severance Plan or the Severance Plan. Mr. Valim’s termination benefits are as set forth in his employment agreement and as required by Brazilian law. Under Brazilian law, Mr. Valim may be eligible for additional benefits than those indicated based on the specific circumstances of his termination. Mr. Valim’s equity awards were made pursuant to our 2015 Plan, and the terms of 2015 Plan and the grant agreements made under that plan apply to his equity awards.
(9)	Severance Plan — Involuntary Termination describes the benefits payable to a U.S.-based named executive officer if the named executive officer’s employment is terminated by us without cause other than in connection with a change of control under the circumstances described below under “Severance Plan.” This section also includes the benefits provided for in our 2015 Plan and the grant agreements made under that plan that would apply to all named executive officers in connection with an involuntary termination.
As an employee of Nextel Brazil, Mr. Valim is not eligible to receive benefits pursuant to the Severance Plan. He may be eligible, depending on the circumstances of his termination, to receive benefits under Brazilian law.
(10)	Mr. Truzinski was involuntarily terminated without cause on January 1, 2016 in connection with the restructuring of our corporate headquarters. He received severance in accordance with our Severance Plan and his equity awards vested in accordance with the 2015 Plan and related grant agreements.
(11)	Mr. Figuereo was involuntarily terminated without cause on October 1, 2015 in connection with the restructuring of our corporate headquarters. He received severance in accordance with our Severance Plan.
(12)	Mr. Hemmady was involuntarily terminated without cause on October 1, 2015 in connection with the restructuring of our operations. He received severance in accordance with our Severance Plan. Mr. Hemmady also received an additional six months of base salary in consideration of his agreement to extend his non-compete, non-solicitation and confidentiality covenants for a period of two years and to assist in the transition of his roles and responsibilities to his successors, and R$955,641 ($241,275) in legally required severance from Nextel Brazil, which are both included in the “Other Payments” column.

EXECUTIVE COMPENSATION

Change of Control Severance Plan

The Change of Control Severance Plan provides that each U.S.-based named executive officer will receive a payment if a change of control, as defined below, occurs and he either is terminated without cause or resigns for good reason. Each U.S.-based named executive officer will be entitled to receive 200% of his or her annual base salary and target bonus at the date of his or her termination upon such an event as provided in the Change of Control Severance Plan. Each named executive officer will be entitled to receive his or her payment under the Change of Control Severance Plan in a lump sum within thirty days following termination of employment.

We or the surviving entity will also pay the full premium cost of continued health care coverage for each named executive officer under the federal “COBRA” law in such a termination. We will make the COBRA payments up to the lesser of 18 months or the time at which the named executive officer is reemployed and is eligible to receive group health coverage benefits under another employer-provided plan. The payments may also cease for any of the reasons provided in the COBRA law.

In addition, in the event that any of the named executive officers incur any legal, accounting or other fees and expenses in a good faith effort to obtain benefits under the Change of Control Severance Plan, we or the surviving entity will reimburse the named executive officer for such reasonable expenses. In the event that any payment made under the Change of Control Severance Plan is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the named executive officer’s payments will be reduced to the maximum amount that does not trigger the excise tax unless the named executive officer would be better off (on an after-tax basis) receiving all payments and paying all excise and income taxes.

A change of control will be deemed to occur under the Change of Control Severance Plan when:

●	we are merged, consolidated or reorganized into or with another company, or we sell or otherwise transfer all or substantially all of our assets to another company, and, as a result of either transaction, less than a majority of the combined voting power of the then outstanding securities of the resulting company immediately after the transaction is held by the holders of our voting securities immediately prior to the transaction;

●	the directors on our board as of the effective date of the Change of Control Severance Plan or directors elected subsequent to that date and whose nomination or election was approved by a vote of at least two-thirds of the directors on the board as of effective date of the Change of Control Severance Plan cease to be a majority of our board;

●	our stockholders approve our complete liquidation or dissolution;
●	an individual, entity or group acquires beneficial ownership of 50% or more of our then outstanding shares or 50% of our then outstanding voting power to vote in an election of our directors, excluding any acquisition directly from us; or

●	our board approves a resolution stating that a change of control has occurred.

A named executive officer will receive compensation under the Change of Control Severance Plan if:

●	the named executive officer is terminated without cause, as defined in the Change of Control Severance Plan, within 12 months from a change of control or prior to the change of control if the named executive officer reasonably demonstrates that the termination was at the request of a third party attempting to effect a change of control or otherwise in connection with a change of control; or

●	the named executive officer voluntarily terminates his employment for good reason during the 12 months following a change of control, defined as when, after the change of control:
●	there was a material and adverse change in or reduction of the named executive officer's duties, responsibilities and authority that the named executive officer held preceding the change of control;
●	the named executive officer's principal work location was moved to a location more than 40 miles away from his prior work location;
●	the named executive officer was required to travel on business to a substantially greater extent than prior to the change of control, which results in a material adverse change in his employment conditions;

●	the named executive officer's salary, bonus or bonus potential were materially reduced or any other significant adverse financial consequences occurred;
●	the benefits provided to the named executive officer were materially reduced in the aggregate; or
●	we or any successor fail to assume or comply with any material provisions of the Change of Control Severance Plan.

EXECUTIVE COMPENSATION

Severance Plan

The Severance Plan provides payments to our U.S.-based named executive officers in the event of an involuntary termination of employment, which includes termination due to job elimination, work force reductions, lack of work, a determination by us that the executive officer’s contributions no longer meet the needs of the business and any other reason determined by us. Under the Severance Plan, each of the U.S.-based named executive officers will be entitled to a payment equal to 12 months of his annualized base salary, not including any bonus, incentive payments or commission payments. Each eligible named executive officer will also receive a pro rata payment of his bonus based on the portion of the year that the named executive officer was employed by us. We will pay the bonus to the named executive officer at the same achievement level as other employees subject to the same bonus targets and when we pay bonuses to employees at the same position level following the bonus period.

We expect to make a lump sum payment of the amount due under the Severance Plan although we reserve the right to make the payments periodically for a period not to exceed 24 months. In order to receive payments under the Severance Plan, each named executive officer must return all of our property and execute a release agreement:

●	acknowledging that the payments to be received represent the full amount that the named executive officer is entitled to under the Severance Plan;
●	releasing any claims that the named executive officer has or may have against us; and
●	in our discretion, agreeing not to compete with us for a certain period.

The release agreement will also require the named executive officer to comply with specified confidentiality, non-disparagement and non-solicitation obligations. Our obligation to make or continue severance payments to the executive officer will cease if the executive officer does not comply with those obligations.

2015 Incentive Compensation Plan

The 2015 Plan currently covers the grant of certain incentives and awards, including stock options, restricted stock, restricted stock units and cash-based incentives, to our employees, including the named executive officers. Under the 2015 Plan, if a change of control occurs and the incentives and awards granted under the 2015 Plan are not assumed by the surviving entity, or the employee is terminated within a certain period following a change of control, each outstanding award is treated as explained below. A change of control under the 2015 Plan is defined the same as in the Change of Control Severance Plan and the same events that trigger payments to the named executive officer under the Change of Control Severance Plan trigger payments under the 2015 Plan.

●	Options. If the surviving entity assumes, replaces or converts the options and the named executive officer is terminated within 12 months under circumstances that would trigger payment, the options will become fully exercisable, vested or earned. If the options are not assumed, replaced or converted, each option shall be fully exercisable upon a change of control.

●	Restricted Stock and Restricted Stock Units. If the surviving entity assumes, replaces or converts the stock award and the named executive officer is terminated within 12 months under circumstances that would trigger payment, the stock awards shall be vested. If the restricted stock and restricted stock unit awards are not assumed, replaced or converted, the restricted stock or restricted stock units shall be vested upon a change of control.

●	Cash-based Incentives. If the surviving entity assumes, replaces or converts cash-based incentives and the named executive officer is terminated within 12 months under circumstances that would trigger payment, each outstanding cash-based incentive award shall be deemed earned pro-rata based on the fraction of the performance period that has elapsed from the beginning of the performance period until termination. If the cash-based incentives are not assumed, replaced or converted, the cash-based incentives shall be deemed earned upon a change of control.

The 2015 Plan provides that the Compensation Committee, as administrator of the plan, shall determine what amounts will be payable to the named executive officer upon termination, death, disability or retirement in the agreement under which awards are made under the 2015 Plan. The award agreements relating to the 2015 emergence long-term equity grants provide for full vesting of any outstanding restricted stock and option awards covered by the agreement in connection with a named executive officer’s death, disability or retirement at or after age 65. In addition, the agreements provide for vesting of a pro-rated portion of the restricted stock and option awards based on time served if the named executive officer is terminated without cause.

EXECUTIVE COMPENSATION

Employment Agreement with Mr. Valim

In accordance with his employment agreement with Nextel Telecomunicações Ltda., Mr. Valim will receive a payment of $4,500,000 should he be terminated in connection with a change of control of NII Holdings or Nextel Telecomunicações.

Separation Agreements with Messrs. Shindler and Freiman and Mrs. Smith

We are implementing a restructuring of our U.S.-based corporate headquarters to further streamline our expenses by shifting the costs and associated responsibilities from our headquarters in Reston, Virginia to our operating subsidiary in Brazil. In connection with these changes, we entered into Separation and Release Agreements with Messrs. Shindler and Freiman and Mrs. Smith. The agreements contemplate a target termination date of July 1, 2016, although the actual termination date has not been determined, and provide for benefits consistent with our Severance Plan plus an additional payment of one times base salary.

AUDIT INFORMATION

KPMG LLP has audited our consolidated financial statements for the fiscal years ended December 31, 2015 and December 31, 2014.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth the fees accrued or paid to the Company’s independent registered public accounting firm for the years ended December 31, 2015 and December 31, 2014.

	2015	2014
Audit Fees(1)	$9,751,766	$9,609,173
Audit-Related Fees(2)	$60,000	$—
Tax Fees(3)	$—	$39,890
All Other Fees(4)	$—	$—
TOTAL	$9,811,766	$9,649,063
(1)	Audit fees consist of those fees rendered for the audit of our annual consolidated financial statements, audit of the effectiveness of internal controls over financial reporting, review of financial statements included in our quarterly reports and for services normally provided in connection with statutory and regulatory filings or engagements, such as comfort letters or attest services.
(2)	Audit-Related fees consist of those fees for assurance and related services that are reasonably related to the review of our financial statements.
(3)	Tax fees consist of those fees billed by KPMG for professional services for tax compliance, tax advice, tax planning, transfer pricing and expatriate tax services.
(4)	Fees incurred for services other than those described above for consulting, assessment of information technology systems, salary and human resources projects, and research and disclosure tools.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

It is the policy of the Audit Committee that our independent registered public accounting firm may provide only those services that have been pre-approved by the Audit Committee. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it requires specific pre-approval by the Audit Committee or, in specified circumstances, the Audit Committee chair pursuant to authority delegated by the Audit Committee. The term of any general pre-approval is eighteen months from the date of pre-approval, unless the Audit Committee or a related engagement letter specifically provides for a different period. The Audit Committee will annually review and pre-approve the services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval. The Audit Committee has delegated its pre-approval authority to Robert Schriesheim, the chair of the Audit Committee.

Requests or applications to provide services that require specific approval by the Audit Committee must be submitted to the Audit Committee by both the independent registered public accounting firm and our controller, and must include a joint statement as to whether, in their view, the request or application is consistent with the Securities and Exchange Commission’s rules on auditor independence. For the years ended December 31, 2015 and December 31, 2014, all services provided by our independent registered public accounting firm were pre-approved in accordance with the Audit Committee policy described above.

AUDIT COMMITTEE REPORT

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that we specifically incorporate this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

The Board of Directors has adopted a written audit committee charter, which is available on the Investor Relations link of our website at the following address: www.nii.com. In addition, all members of our Audit Committee are independent, as defined in the Nasdaq listing standards. The Audit Committee has reviewed and discussed our audited consolidated financial statements with our management and KPMG LLP, our independent registered public accounting firm. The Audit Committee has also discussed with our independent registered public accounting firm the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, “Communication with Audit Committees.”

The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning the firm’s independence from our company and our subsidiaries and has discussed with KPMG LLP their independence.

In addition, the Audit Committee met with senior management periodically during 2015 and reviewed key initiatives and programs aimed at strengthening the effectiveness of our internal and disclosure control structure. As part of this process, the Audit Committee continued to monitor the scope and adequacy of our internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls. The Audit Committee also met to discuss with senior management our disclosure controls and procedures and the certifications by our chief executive officer and our chief financial officer, which are required for certain of our filings with the Securities and Exchange Commission. The Audit Committee met privately with our independent registered public accounting firm, our internal auditors and other members of our management, each of whom has unrestricted access to the Audit Committee.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our annual report on Form 10-K for fiscal year 2015 filed with the Securities and Exchange Commission. By recommending to the Board of Directors that the audited financial statements be so included, the Audit Committee is not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

Date: February 16, 2016

Audit Committee

Robert A. Schriesheim, Chair
Kevin L. Beebe
Howard S. Hoffmann

PROPOSAL I ELECTION OF DIRECTOR

The Board, upon the recommendation of the Corporate Governance and Nominating Committee, has nominated Steven M. Shindler, who is an incumbent director, for reelection to the Board for a one-year term ending 2017. Please see “Director Biographies – Director Standing for Re-election – To Hold Office Until 2017” on page 15 of this proxy statement for information concerning our incumbent director standing for re-election.

If the nominee is unable to serve as a director, the persons named in the enclosed proxy reserve the right to vote for a substitute nominee designated by our Board, to the extent consistent with our Amended and Restated Certificate and our Fifth Amended and Restated Bylaws. The nominee listed above has consented to be nominated and to serve if elected. We do not expect the nominee will be unable to serve.

VOTE REQUIRED

Provided a quorum is present and it is an uncontested election, directors are elected by a majority of the votes cast for each director at the Annual Meeting. This means that the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee. Abstentions and broker non-votes will have no effect on the election of directors. If a nominee who is currently serving as a director is not elected at the Annual Meeting, under Delaware law the director will continue to serve on the Board as a “holdover director.” However, in accordance with our Corporate Governance Guidelines, incumbent directors are required to submit an irrevocable, contingent resignation to the Board that becomes effective only if the director fails to receive a majority of votes cast for re-election in an uncontested election. In accordance with the Corporate Governance Guidelines, the Board will consider the director’s resignation within 90 days following the election results and will promptly disclose its decision to accept or reject the director’s conditional resignation. Since Mr. Shindler is standing for re-election, he has submitted an irrevocable, contingent resignation consistent with the requirements of our Corporate Governance Guidelines.

In the event of a contested election in accordance with our Bylaws, directors shall be elected by the vote of a plurality of the votes cast. Abstentions and broker non-votes will have no effect on the election of directors in a contested election.

Our Board recommends that the holders of common stock vote “FOR” incumbent director Steven M. Shindler.

PROPOSAL II ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act of 1934, we are asking our stockholders to provide advisory approval of the compensation of our named executive officers, as described in this proxy statement. While this vote is advisory, it will provide information to our Compensation Committee regarding investor sentiment about our compensation principles and objectives. We urge you to read the Compensation Discussion and Analysis beginning on page 23, and the compensation tables and related narratives appearing in this proxy statement for more information regarding the compensation of our named executive officers. The Compensation Committee develops our executive compensation strategy in furtherance of the following principal compensation objectives:

●	align executive compensation with stockholders’ interests;
●	recognize individual initiative and achievements;
●	attract, motivate and retain highly qualified executives; and
●	create incentives that drive the entire executive management team to achieve challenging corporate goals that drive superior long-term performance.

The Compensation Committee fulfills our compensation objectives by setting target direct compensation at a level commensurate with the executive’s and the Company’s performance relative to our Peer Group utilizing individual and market measures. A substantial majority of our executives’ compensation is provided in the form of variable, performance-based compensation that links our executives’ compensation to our long-term performance.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the philosophy and structure of our compensation program for our named executive officers as well as the overall compensation of those officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. The vote is advisory, which means that the vote is not binding on the Company, our Board or the Compensation Committee. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

Our Board and our Compensation Committee value the opinions of our stockholders.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and the other related narrative disclosure.”

VOTE REQUIRED

The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this Proposal II. Abstentions and broker non-votes will not impact the outcome of the vote on this proposal.

Our Board recommends that the stockholders vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

PROPOSAL III ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act provides that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the Securities and Exchange Commission, which we refer to as an advisory vote on executive compensation. By voting with respect to this Proposal III, stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two, or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal.

Our Board of Directors has determined that an annual advisory vote on executive compensation will allow our stockholders to provide timely, direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The Board believes that an annual vote is therefore consistent with the Company’s efforts to engage in an ongoing dialogue with our stockholders on executive compensation matters.

The Company recognizes that stockholders may have different views as to the best approach to be used by the Company in establishing the philosophy and structure of our executive compensation program and in the frequency for soliciting input from stockholders relating to the compensation of our executives. Although this vote is advisory and not binding on the Company or our Board of Directors in any way, we look forward to hearing from our stockholders as to their preferences on the frequency of an advisory vote on executive compensation and intend to take that input into account as we develop the process for soliciting stockholder input regarding those matters. The board may nonetheless decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our stockholders.

Stockholders may cast a vote on the preferred voting frequency by selecting the option of one year, two years, or three years (or abstain) on the proxy card. Stockholders are not voting to approve or disapprove the Board of Director’s recommendation.

VOTE REQUIRED

The voting frequency that receives the greatest number of votes cast in favor of that response will be selected as the preferred frequency of advisory votes on executive compensation.

The Board of Directors recommends that you vote for the option of once every year as the preferred frequency for advisory votes on executive compensation.

PROPOSAL IV RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2015, and has been selected by the Audit Committee to serve as our independent registered public accounting firm for the current fiscal year. Information concerning the fees paid to KPMG LLP is included in this proxy statement under the heading “Audit Information.” Representatives of KPMG LLP will be present at the Annual Meeting and available to respond to appropriate questions from stockholders and may make a statement if they so desire.

Although our Fifth Amended and Restated Bylaws do not require stockholder ratification or other approval of the retention of our independent registered public accounting firm, as a matter of good corporate governance, the Board is requesting that stockholders ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

VOTE REQUIRED

The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this Proposal IV. Abstentions and broker non-votes will not impact the outcome of the vote on this proposal.

Our Board recommends that the stockholders vote “FOR” the ratification of the appointment of KPMG LLP.

STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING

Stockholder proposals intended for consideration for inclusion in our proxy statement for the 2017 Annual Meeting must be forwarded in writing and received at our principal executive office at 1875 Explorer Street, Suite 800, Reston, Virginia 20190 no later than December 28, 2016, directed to the attention of our Vice President, General Counsel and Secretary. Moreover, with respect to any proposal by a stockholder not seeking to have a proposal included in our proxy statement but seeking to have a proposal considered at the 2017 Annual Meeting, the stockholder must notify our Vice President, General Counsel and Secretary in the manner set forth above before March 11, 2017. With respect to proposals in this latter category, the persons who are appointed as proxies may exercise their discretionary voting authority with respect to that proposal, if the proposal is considered at the 2017 Annual Meeting, even if stockholders have not been advised of the proposal in the proxy statement for the 2017 Annual Meeting. Any proposals submitted by stockholders must comply in all respects with the rules and regulations of the Securities and Exchange Commission then in effect and Delaware law and our Fifth Amended and Restated Bylaws. Additional details regarding the process to be followed by stockholders wishing to make a proposal are included in the Company’s Fifth Amended and Restated Bylaws, which are available on the Investor Relations page of our website at www.nii.com.

IMPORTANT INFORMATION

To assure your representation and a quorum for the transaction of business at the Annual Meeting, we urge you to please complete, sign, date and return the enclosed proxy card promptly or otherwise vote by using the toll free number or visiting the website listed on the proxy card if you are eligible to do so.

OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2015, INCLUDING FINANCIAL STATEMENTS, IS BEING MAILED TO STOCKHOLDERS WITH THIS PROXY STATEMENT. ADDITIONAL COPIES OF OUR ANNUAL REPORT ON FORM 10-K MAY BE OBTAINED WITHOUT CHARGE BY: (1) WRITING TO NII HOLDINGS, INC., 1875 EXPLORER STREET, SUITE 800, RESTON, VIRGINIA 20190, ATTENTION: VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, OR (2) BY CONTACTING OUR INVESTOR RELATIONS DEPARTMENT AT 703-547-5209. THE ANNUAL REPORT IS NOT PART OF THE PROXY SOLICITATION MATERIALS.

NII HOLDINGS, INC.
1875 EXPLORER STREET, SUITE 800
RESTON, VA 20190

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
The Board of Directors recommends you vote FOR the following proposal:
1.	Election of Director

	Nominees		For	Against	Abstain

01	Steven M. Shindler		☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain	NOTE: Such other business as may properly come before the meeting or any adjournment thereof

2	Advisory Vote to Approve Executive Compensation		☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 year	2 years	3 years	Abstain

3	Advisory Vote on the Frequency of Advisory Votes on Executive Compensation	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain

4	Ratification of KPMG LLP as our Independent Registered Public Accounting Firm for fiscal year 2016		☐	☐	☐

For address change/comments, mark here. (see reverse for instructions)					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and Form 10-K are available at www.proxyvote.com

NII HOLDINGS, INC.
Annual Meeting of Shareholders
May 25, 2016 10:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoints Shana C. Smith and Daniel E. Freiman, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of NII HOLDINGS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 10:00 AM, EDT on May 25, 2016, at 1875 Explorer Street, Suite 800, Reston, VA 20190, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side